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As filed with the Securities and Exchange Commission on May 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARNIVAL CORPORATION
CARNIVAL PLC
(Exact name of registrant as specified in its charter)

Republic of Panama England and Wales (State or other jurisdiction of incorporation or organization)	4400 4400 (Primary Standard Industrial Classification Code Number)	59-1562976 None (I.R.S. Employer Identification No.)
Carnival Corporation 3655 N.W. 87th Avenue Miami, Florida 33178-2428 (305) 599-2600	Carnival plc Carnival House 5 Gainsford Street London, SE1 2NE 011 44 20 7805 1200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Arnaldo Perez, Esq.
Senior Vice President, General Counsel
and Secretary
Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
(305) 599-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton &
Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

        Approximate date of commencement of proposed sale of the securities to public:    As soon as practical after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

7.30% Notes due 2007 of Carnival plc	$284,750,000	$284,750,000(1)	$23,037(2)

7.875% Debentures due 2027 of Carnival plc	$192,000,000	$192,000,000(1)	$15,533(2)

Guarantee of Carnival Corporation(3)	$476,750,000	N/A	N/A

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)
The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)
No additional consideration is being received for the guarantee, and, therefore no additional fee is required.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This registration statement comprises (i) a filing on Form S-4 by Carnival Corporation with respect to its offering of a guarantee to the holders of Carnival plc's 7.30% Notes due 2007 and 7.875% Debentures due 2027 (collectively, the "Securities") and (ii) a filing on Form S-4 by Carnival plc with respect to its deemed exchange offer to holders of the Securities pursuant to its solicitation of consents to amend the terms of the Securities.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the issuers are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

Subject to completion, dated May 30, 2003

P R O S P E C T U S

US $476,750,000
Solicitation of consents by Carnival plc
to proposed amendments relating to its
$284,750,000 7.30% Notes Due 2007 (CUSIP NO. 693070AC8/ISIN No. US693070AC86)
$192,000,000 7.875% Debentures Due 2027 (CUSIP NO. 693070AD6/ISIN No. US693070AD69)

Carnival Corporation
Guarantee

        Carnival plc (formerly known as P&O Princess Cruises plc) is soliciting your consents to proposed amendments to the terms of the notes and debentures of Carnival plc described above, which we refer to in this prospectus as the "Securities." Generally, the proposed amendments modify some of the covenants and events of default in the indenture governing the Securities to reflect the implementation of a dual listed company, or "DLC," structure between Carnival Corporation and Carnival plc on April 17, 2003. In addition, if the proposed amendments are approved, the holder will have the benefit of a Carnival Corporation guarantee. Carnival plc is seeking consents to the proposed amendments from all holders of the Securities of record at 5:00 p.m., New York City time, on                        , 2003, which is the record date for the consent solicitation. If, among other conditions, consents to the proposed amendments have been validly submitted by the record holders of not less than a majority of the principal amount of each series of the Securities and have not been withdrawn prior to expiration of the consent solicitation, Carnival plc intends to execute the supplemental indenture promptly after expiration of the consent solicitation. Therefore, the terms of your Securities may be affected even if you do not consent. See "Description of the Consent Solicitation," "Description of the Securities" and "Conditions to the Consent Solicitation and Issuance of the Guarantees."

        In return for consents to the proposed amendments, Carnival Corporation is offering a guarantee of Carnival plc's obligations under the Indenture and the Securities on an unsubordinated, unsecured basis. The guarantee will be issued if the required consents of each series of the Securities are received as described above and if some other conditions are met. The guarantee and the Securities will be unsubordinated and unsecured obligations and will rank equal to all other existing and future unsubordinated, unsecured indebtedness of Carnival Corporation and Carnival plc, respectively. On a pro forma basis after giving effect to the DLC transaction, as of February 28, 2003, there would have been approximately $6.0 billion of total indebtedness outstanding of Carnival Corporation and Carnival plc based on Carnival Corporation's indebtedness at February 28, 2003 and the indebtedness of Carnival plc at March 31, 2003. See "Description of the Guarantee," "Description of the DLC Transaction" and "Conditions to the Consent Solicitation and Issuance of the Guarantees."

        The DLC transaction, which closed on April 17, 2003, did not require the consent of the holders of the Securities. Carnival plc is not soliciting such consent. The consent solicitation will expire 5:00 p.m. New York City time, on                        , 2003, or such other date to which Carnival plc extends the consent solicitation in which case all references to the "Expiration Date" shall be deemed to be references to that later date.

        Consents may not be revoked except in the manner described in this prospectus. The consent solicitation and offer of the guarantee is described in detail in this prospectus. Carnival Corporation and Carnival plc urge you to read this prospectus carefully, including the Risk Factors starting on page    . Carnival plc's board of directors is not, nor is Carnival Corporation's board of directors or any other person, making any recommendation as to whether you should consent to the proposed amendments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Solicitation Agents for the consent solicitation are:

Merrill Lynch & Co.	UBS Warburg

The date of this prospectus is                        , 2003.

ABOUT THIS PROSPECTUS

        To understand the terms of the consent solicitation and the Securities and the guarantee offered by this prospectus, you should carefully read this prospectus. You should also read the documents referred to under the heading "Incorporation by Reference." For more information about Carnival Corporation and Carnival plc, please see "Where You Can Find More Information."

        References in this prospectus to "Carnival Corporation" are to Carnival Corporation, references to "Carnival plc" are to Carnival plc (formerly known as P&O Princess Cruises plc) and references to "Carnival Corporation & plc" are to both Carnival Corporation, Carnival plc and their respective subsidiaries collectively following the establishment of the dual listed company structure, other than in the sections of this prospectus entitled "Selected Historical Financial and Operating Data of Carnival Corporation," "Selected Historical Financial Data of Carnival plc," "Selected Unaudited Pro Forma Financial Data" and "Ratio of Earnings to Fixed Charges," in which references to "Carnival Corporation" are to Carnival Corporation and its subsidiaries and references to "Carnival plc" are to Carnival plc and its subsidiaries.

SUMMARY

        The following is a summary of the information that is included in this prospectus and is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus. As a result, this summary may not contain all the information that may be important to you. You should read the entire prospectus and reports incorporated by reference into this prospectus, before making an investment decision. In addition, you should carefully read the sections titled "Risk Factors" and "Forward-Looking Statements."

Carnival Corporation & plc

        On April 17, 2003, Carnival Corporation and Carnival plc (formerly known as P&O Princess Cruises plc) completed a dual listed company, or DLC, transaction which implemented Carnival Corporation & plc's DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and different shareholders. The two companies have a single senior executive management team and identical boards of directors and are operated as if they were a single economic enterprise. On a pro forma basis in accordance with accounting principles generally accepted in the United States, or US GAAP, Carnival Corporation & plc would have reported revenues of $6.9 billion and $1.7 billion and net income of $1.3 billion and $138 million for the fiscal year ended November 30, 2002 and the three months ended February 28, 2003, respectively. On the same basis, Carnival Corporation & plc would have reported shareholders' equity of $12.8 billion as at February 28, 2003. See "Description of the DLC Transaction" for a more detailed description of the transaction.

        Carnival Corporation & plc is the largest cruise vacation group in the world, based on revenues, passengers carried and available capacity. Carnival Corporation & plc had, as at May 22, 2003, a combined fleet of 67 cruise ships offering 103,842 lower berths, with 16 additional cruise ships having 38,876 lower berths scheduled to be added over the next three years, and is the leading provider of cruises to all major destinations outside the Far East. Carnival Corporation & plc carried approximately 4.7 million passengers in fiscal 2002. Carnival Corporation & plc has one of the youngest fleets among the major cruise vacation operators, with an average age, weighted by lower berths, of approximately 7.5 years as of February 28, 2003. Carnival Corporation & plc also operates two private destination ports of call in the Caribbean for the exclusive use of its passengers and three riverboats on Europe's Danube River, and offers land-based tour packages as part of its vacation product alternatives.

        Carnival Corporation & plc offers thirteen complementary brands with leading positions in North America, the UK, Germany, Italy, France, Spain, Brazil, Argentina and Australia. Carnival Corporation & plc has multi-brand strategies that are intended to differentiate it from its competitors and provide products and services appealing to the widest possible target audience across all major segments of the vacation industry. Carnival Corporation & plc is the leading global cruise vacation operator with brands appealing to the widest target audience, focused on sourcing passengers from developed vacation markets where cruising is one of the fastest growing vacation alternatives.

        In addition to Carnival Corporation & plc's cruise operations, Carnival Corporation & plc operates the leading tour companies in Alaska and the Canadian Yukon through Holland America Tours and Princess Tours. Holland America Tours operates 13 hotels in Alaska and the Canadian Yukon, two luxury dayboats and a fleet of motorcoaches and McKinley Explorer rail cars. Princess Tours is a tour operator in Alaska with five riverside lodges, a fleet of motorcoaches and Midnight Sun Express Rail cars. Carnival Corporation & plc also owns a business-to-business travel agency, P&O Travel, which is responsible for purchasing part of Carnival plc's air travel requirements.

Carnival Corporation

        Carnival Corporation was incorporated under the laws of the Republic of Panama in November 1974. Carnival Corporation's common stock and shares of beneficial interest in the P&O

Princess Special Voting Trust trade together on the NYSE under the symbol "CCL." Carnival Corporation's principal executive offices are located at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. The telephone number of Carnival Corporation's principal executive offices is (305) 599-2600.

Carnival plc

        Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed "Carnival plc" on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Carnival plc's ordinary shares are listed on the London Stock Exchange, and Carnival plc's American Depositary Shares, or ADSs, are listed on the NYSE. Effective April 22, 2003, Carnival plc ordinary shares traded under the ticker symbol "CCL" (formerly trading under "POC") on the London Stock Exchange. Effective April 21, 2003, Carnival plc ADSs traded under the ticker symbol "CUK" (formerly trading under "POC") on the NYSE. Carnival plc's principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE1 2NE. The telephone number of Carnival plc's principal executive offices is 011 44 20 7805 1200.

Recent Developments

        On March 21, 2003, Carnival Corporation reported net income of $126.9 million ($0.22 diluted EPS) on revenues of $1.03 billion for its first quarter ended February 28, 2003, compared to net income of $129.6 million ($0.22 diluted EPS) on revenues of $906.5 million for the same quarter in 2002. Earnings for the first quarter of 2003 included nonoperating income of $14.7 million, resulting from net insurance proceeds of $19 million, less certain other nonoperating expenses. Earnings for the first quarter of 2002 included $5 million of nonoperating income. For more financial information with respect to the first fiscal quarter of Carnival Corporation, see Carnival Corporation's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003, which is incorporated by reference herein.

        On May 19, 2003, in accordance with generally accepted accounting principles in the United Kingdom, or UK GAAP, Carnival plc reported net income of $17.3 million ($0.025 diluted EPS) on revenues of $639 million for its first quarter ended March 31, 2003, compared to net income of $25.7 million ($0.037 diluted EPS) on revenues of $512.1 million for the same quarter in 2002. Earnings for the first quarter of 2003 included $6.2 million of DLC transaction expenses. For more financial information with respect to the first fiscal quarter of Carnival plc, see Carnival plc's and Carnival Corporation's joint Current Report on Form 8-K filed on May 19, 2003, which is incorporated by reference herein.

The Consent Solicitation

        Carnival plc is soliciting consents to proposed amendments to the indenture under which the Securities were issued, which is referred to in this prospectus as the "Indenture". In return for your consents to proposed amendments, which would modify some of the covenants and events of default and add a tax gross-up provision and an event of default provision as described in this prospectus, Carnival Corporation is offering a guarantee of Carnival plc's obligations under the Indenture and the Securities on an unsubordinated, unsecured basis. In order to submit your consent, you must fill out the letter of consent accompanying this prospectus, which we refer to in this prospectus as the Letter of Consent, and fax or mail a copy to D.F. King & Co., Inc., the Information Agent, to the fax number or address given on the back cover of this prospectus so that it is received prior to the Expiration Date. See "Description of the Consent Solicitation—Consent Procedures."

Summary Terms of the Consent Solicitation and Offer to Guarantee

The Consent Solicitation	In accordance with the terms of the Indenture, Carnival plc is seeking consents to proposed amendments to the Indenture from all holders of the Securities on the record date. Only these holders can consent to the proposed amendments.
Record Date	The record date is 5:00 p.m. New York City time on , 2003.
The Securities
The proposed amendments relate to Carnival plc's currently outstanding $284,750,000 7.30% Notes due June 1, 2007 and $192,000,000 7.875% Debentures due June 1, 2027. The Securities are unsubordinated obligations of Carnival plc. P&O Princess Cruises International Limited, Carnival plc's wholly-owned subsidiary, has unconditionally guaranteed the due and punctual payment of the principal, interest, premium, if any, and liquidated damages, if any, on the Securities. See "Description of the Amended Securities."
Proposed Amendments to the Indenture
The proposed amendments to the Indenture reflect the implementation of the DLC structure and the principle that Carnival Corporation and Carnival plc operate as a single economic enterprise and the issuance of the guarantee by Carnival Corporation. The proposed amendments include:
	•	amendments to the negative covenants so they apply to Carnival Corporation and Carnival plc and their respective subsidiaries on a combined basis;
	•	amendments to the financial reporting covenants to clarify that the delivery of Carnival Corporation & plc financial information would satisfy the reporting requirements;
	•	an amendment so that all accounting terms not otherwise defined in the Indenture have the meanings given to them by US GAAP, rather than UK GAAP;
	•	the addition of a covenant requiring Carnival Corporation to pay additional amounts to holders of the Securities as a result of specified Panamanian taxes;
•
an amendment to the covenant regarding merger, consolidation and sale of assets to permit a merger or consolidation with, or sale or other disposition of assets to, Carnival Corporation without complying with the jurisdiction of incorporation restriction, if certain conditions are satisfied; and
	•	amendments to the events of default to reflect the financial position of Carnival Corporation & plc.
See "Description of the Consent Solicitation—Summary of the Proposed Amendments" and Annex A, which contains the text of the proposed amendments.

Guarantee Offered
Carnival Corporation will issue a guarantee of Carnival plc's obligations under the Indenture and the Securities on an unsubordinated, unsecured basis in return for consents to the proposed amendments to the Indenture. See "Description of the Guarantee."
Ratings
The Securities are currently rated A- by Standard & Poor's, Baa3 by Moody's Investors Service and A- by FitchRatings. The ratings of Standard & Poor's and FitchRatings assume that the consents will be obtained and the guarantee will be issued, as well as other changes to the Carnival plc capital structure. Also, we believe that if the consents are obtained and the guarantee is issued the Moody's rating may be upgraded, which is also subject to other changes to the Carnival plc capital structure. If the guarantee were not issued, the ratings of the Securities could be downgraded by Standard & Poor's and FitchRatings.
Ranking
The guarantee and the Securities will be unsubordinated and unsecured obligations and will rank equal to all other existing and future unsubordinated, unsecured indebtedness of Carnival Corporation and Carnival plc, respectively. The Securities will be effectively subordinated to all secured indebtedness of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited and all indebtedness and other liabilities of all subsidiaries of Carnival Corporation and Carnival plc that are not guarantors of the Securities. On a pro forma basis after giving effect to the DLC transaction, as of February 28, 2003, there would have been approximately $6.0 billion of total indebtedness outstanding of Carnival Corporation & plc, based on the indebtedness of Carnival Corporation at February 28, 2003 and the indebtedness of Carnival plc at March 31, 2003. Of this amount, there would have been approximately $1.1 billion of secured indebtedness of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited outstanding and approximately $1.4 billion of indebtedness of non-guarantor subsidiaries outstanding, on a pro forma basis, based on the indebtedness of Carnival Corporation at February 28, 2003 and Carnival plc at March 31, 2003.
Conditions to the Consent Solicitation and the Issuance of the Guarantee
The consent solicitation by Carnival plc and the issuance of the guarantee by Carnival Corporation are subject to a number of conditions precedent, including the receipt of validly submitted and unrevoked consents from record holders of not less than a majority of the principal amount of each series of the Securities. See "Conditions to the Consent Solicitation and the Issuance of the Guarantee."

Expiration Date
The consent solicitation will expire at 5:00 p.m., New York City time, on 2003, or such other date to which Carnival plc extends the consent solicitation, in which case all references to the "Expiration Date" shall be deemed to be references to that later date. See "Description of the Consent Solicitation—Expiration Date; Extensions."
Termination of the Consent Solicitation and the Offering
Carnival Corporation and Carnival plc reserve the right but shall not be obligated to terminate, amend or modify the consent solicitation and/or the offering of the guarantee if any condition to the consent solicitation or any condition to the issuance of the guarantee is not satisfied or waived. See "Description of the Consent Solicitation—Termination of the Consent Solicitation" and "Conditions to the Consent Solicitation and the Issuance of the Guarantee."
Accounting Treatment
The Securities will be recorded at the same carrying value on the date of the issuance of the guarantee. Accordingly, Carnival plc will not recognize any gain or loss for accounting purposes. The expenses of the consent solicitation and the issuance of the guarantee will be expensed as incurred.
Material United States Federal Income Tax Considerations
The proposed amendments to the Indenture, together with the issuance of the guarantee, should not constitute a taxable exchange for US holders of the Securities. See "Material United States Federal Income Tax Considerations". For a description of the material UK tax considerations see "Material United Kingdom Tax Considerations."
Regulatory Approvals
Other than federal and state securities laws, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with Carnival plc's solicitation of consents to the proposed amendments or Carnival Corporation's issuance of its guarantee.
Trustee	The Bank of New York is the Trustee under the Indenture.
Solicitation Agents
Merrill Lynch & Co. and UBS Warburg LLC are acting as Solicitation Agents in connection with the consent solicitation. Questions relating to the terms of the consent solicitation may be directed to Merrill Lynch & Co. or UBS Warburg LLC. You can find the addresses and telephone numbers of the Solicitation Agents on the back cover of this prospectus.

Information Agent
D.F. King & Co., Inc. is acting as Information Agent in connection with the consent solicitation. Requests for assistance or additional copies of this prospectus, the accompanying Letter of Consent or the accompanying Instruction Letter may be directed to D.F. King & Co., Inc. In order to submit your consent, you must fill out the Letter of Consent accompanying this prospectus and fax or mail a copy to the Information Agent so that it is received as set forth below in "Description of the Consent Solicitation—Consent Procedures" prior to the Expiration Date. You can find the address and telephone number for the Information Agent on the back cover of this prospectus.

Selected Historical Financial and Operating Data of Carnival Corporation

        The selected consolidated financial data presented below for fiscal 1998 through 2002 and as of the end of each such fiscal year are derived from Carnival Corporation's audited consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and the related notes, including those incorporated in this prospectus by reference to Carnival Corporation's Annual Report on Form 10-K, as amended to date, for the year ended November 30, 2002. The unaudited selected consolidated financial data of Carnival Corporation set forth below for the three months ended February 28, 2003 and February 28, 2002 and as of the end of each such period are derived from Carnival Corporation's unaudited consolidated financial statements for the three months ended February 28, 2003 and February 28, 2002, and should be read in conjunction with those consolidated financial statements and the related notes, including those which are incorporated in this prospectus by reference to Carnival Corporation's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003. In the opinion of Carnival Corporation's management, the unaudited financial data of Carnival Corporation for February 28, 2003 and 2002 includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. Results for the three months ended February 28, 2003 do not necessarily indicate what the results for the full year will be. Carnival Corporation's consolidated financial statements have been prepared in accordance with US GAAP. See "Where You Can Find More Information."

	Three Months Ended February 28,			Years Ended November 30,
	2003		2002	2002		2001		2000	1999	1998
	(in thousands, except per share data and percentages)
Statement of operations and cash flow data(a):
Revenues	$1,031,105		$906,531	$4,368,269		$4,535,751		$3,778,542	$3,497,470	$3,009,306
Operating income	132,310		145,812	1,042,059		891,731		982,958	1,019,699	896,524
Net income(b)	126,879	(c)	129,640	1,015,941	(c)	926,200	(c)	965,458	1,027,240	835,885
Earnings per share(b):
Basic	$.22		$.22	$1.73		$1.58		$1.61	$1.68	$1.40	(d)
Diluted	.22		.22	1.73		1.58		1.60	1.66	1.40	(d)
Dividends declared per share	.105		.105	.420		.420		.420	.375	.315	(d)
Cash from operations	170,811		214,903	1,469,032		1,238,936		1,279,535	1,329,724	1,091,840
Capital expenditures	112,137		443,393	1,986,482		826,568		1,003,348	872,984	1,150,413
Other operating data:
Available lower berth days(e)	5,805		5,060	21,436		20,685		15,888	14,336	12,237
Passengers carried	923		772	3,549		3,385		2,669	2,366	2,045
Occupancy percentage(f)	102.8%		102.8%	105.2%		104.7%		105.4%	104.3%	106.3%
	As of February 28,				As of November 30,
	2003(a)		2002(a)		2002(a)		2001(a)		2000(a)	1999	1998
	(in thousands, except percentages)
Balance sheet and other data:
Total assets	$12,493,118	(g)	11,714,421	(g)	$12,334,848	(g)	$11,563,552	(g)	$9,831,320	$8,286,355	$7,179,323
Long-term debt, excluding current portion	3,083,621		2,960,019		3,013,758		2,954,854		2,099,077	867,515	1,563,014
Total shareholders' equity	7,537,032		6,660,499		7,417,903		6,590,777		5,870,617	5,931,247	4,285,476
Debt to capital(h)	30.5%		30.9%		29.9%		31.1%		28.6%	15.3%	27.6%

(a)
From June 1997 through September 28, 2000, Carnival Corporation owned 50% of Costa Cruises. On September 29, 2000, Carnival Corporation completed the acquisition of the remaining 50% interest in Costa. Carnival Corporation accounted for this transaction using the purchase accounting method. Prior to the fiscal 2000 acquisition, Carnival Corporation accounted for its 50% interest in Costa using the equity method. Commencing in fiscal 2001, Costa's results of operations have been consolidated in the same manner as Carnival Corporation's other wholly-owned subsidiaries. Carnival Corporation's November 30, 2000 and subsequent consolidated balance sheets include Costa's balance sheet. All statistical information prior to 2001 does not include Costa. See Notes 5 and 17 in Carnival Corporation's 2002 consolidated financial statements, which are incorporated by reference in this prospectus.

(b)
Effective December 1, 2001, Carnival Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", which requires that companies stop amortizing goodwill and requires an annual, or when events or circumstances dictate a more frequent, impairment review of goodwill. Accordingly, as of December 1, 2001, Carnival Corporation no longer amortizes its goodwill. If goodwill had not been recorded for periods prior to December 1, 2001, Carnival Corporation's adjusted net income and adjusted basic and diluted earnings per share would have been as follows (US dollars in thousands, except per share data):

	Years Ended 30 November,
	2001	2000	1999	1998
Net income	$926,200	$965,458	$1,027,240	$835,885
Goodwill amortization	25,480	23,046	20,666	17,074

Adjusted net income	$951,680	$988,504	$1,047,906	$852,959

Adjusted earnings per share
Basic	$1.63	$1.65	$1.71	$1.43
Diluted	1.62	1.64	1.70	1.43
(c)
Carnival Corporation's net income for fiscal 2001 and 2002 includes an impairment charge of $140 million and $20 million, respectively, and fiscal 2001 includes a nonoperating net gain of $101 million from the sale of Carnival Corporation's investment in Airtours. In addition, fiscal 2002 included a $51 million income tax benefit as a result of a new Italian investment incentive, which allows Costa to receive an income tax benefit based on contractual expenditures during 2002 on construction of new ships. Finally, net income for the three months ended February 28, 2003 includes $19 million of net insurance proceeds, which is included in nonoperating income. See Notes 4, 5 and 9 in Carnival Corporation's 2002 consolidated financial statements, which are incorporated by reference in this prospectus.

(d)
The 1998 per share amounts have been adjusted to reflect a two-for-one stock split effective June 12, 1998.

(e)
Represents the total annual passenger capacity, assuming two passengers per cabin, that Carnival Corporation's ships offered for sale, which is computed by multiplying passenger capacity by ship operating days.

(f)
In accordance with cruise industry practice, occupancy percentage is calculated based upon two passengers per cabin even though some cabins can accommodate three or more passengers. The percentages in excess of 100% indicate that more than two passengers occupied some cabins.

(g)
Effective December 1, 2000, Carnival Corporation adopted SFAS No. 133, which requires that all derivative instruments be recorded on Carnival Corporation's balance sheet. Total assets at February 28, 2002 and 2003, and November 30, 2001 and 2002 included $608 million, $20 million, $578 million and $187 million, respectively, which represents the fair value of hedged firm commitments. See Note 2 in Carnival Corporation's 2002 consolidated financial statements, which are incorporated by reference in this prospectus.

(h)
Represents the percentage of total debt to the sum of total debt and shareholders' equity.

Selected Historical Financial Data of Carnival plc

        The selected financial data of Carnival plc presented below for fiscal 1998 through 2002 and as of the end of each such fiscal year are derived from Carnival plc's audited consolidated financial statements. The selected financial data presented below for the three months ended March 31, 2003 and March 31, 2002 and as of the end of each such period are unaudited and, in the opinion of Carnival plc's management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation, except for DLC transaction costs discussed below. Carnival plc's operations are seasonal and results for interim periods are not necessarily indicative of the results for the entire year. The following selected financial data should be read in conjunction with the audited and unaudited consolidated financial statements and notes to those accounts incorporated by reference in this prospectus.

        Carnival plc's consolidated financial statements are presented on the basis that Carnival plc's cruise business and subsidiaries were part of its business and subsidiaries for all years presented or, if not owned by Carnival plc at all times during such period, from the date such businesses and subsidiaries were acquired by Carnival plc and/or until the date on which Carnival plc disposed of them, as applicable.

        Carnival plc's consolidated financial statements have been prepared using Carnival plc's accounting policies in accordance with generally accepted accounting principles in the United Kingdom, or UK GAAP, which differ in some respects from US GAAP. The notes to the Carnival plc audited consolidated financial statements for the year ended December 31, 2002, which are incorporated by reference in this prospectus, provide a description of the material differences between US GAAP and UK GAAP as they relate to Carnival plc and a reconciliation to US GAAP of the results of operations and shareholders' funds.

	Three Months Ended March 31,			Years Ended December 31, (restated)(c)
	2003		2002	2002		2001	2000	1999(a)	1998(a)
	(US dollars in millions)
Selected profit and loss information:
UK GAAP
Turnover	$639.0		$512.1	$2,526.8		$2,451.0	$2,423.9	$2,111.6	$1,852.4
Net operating costs	(598.8	)(b)	(470.0)	(2,228.1	)(b)	(2,089.7)	(2,050.8)	(1,723.3)	(1,509.2)

Group operating profit	40.2		42.1	298.7		361.3	373.1	388.3	343.2
Share of operating results of joint ventures	(0.2)		0.1	—		0.1	0.5	—	0.3

Total operating profit	40.0		42.2	298.7		361.4	373.6	388.3	343.5
Non-operating profit/(loss)	—		1.0	1.2		(1.9)	(6.5)	(4.8)	—

Profit on ordinary activities before interest	40.0		43.2	299.9		359.5	367.1	383.5	343.5
Net interest and similar items	(22.3)		(16.1)	(74.0)		(58.0)	(49.1)	(25.7)	(31.4)

Profit on ordinary activities before taxation	17.7		27.1	225.9		301.5	318.0	357.8	312.1
Taxation(c)	(0.4)		(1.4)	(17.1)		81.7 (f)	(57.2)	(73.6)	(88.8)

Profit on ordinary activities after taxation	17.3		25.7	208.8		383.2	260.8	284.2	223.3
Equity minority interests	—		—	—		(0.1)	(2.6)	(0.5)	—

Profit for the financial year attributable to shareholders	17.3		25.7	208.8		383.1	258.2	283.7	223.3

	Three Months Ended March 31,				Years Ended December 31, (restated)(c)
	2003		2002		2002		2001		2000		1999(a)		1998(a)
	(US currency)
Basic earnings per share (cents)	2.5		3.7		30.2		55.4	(f)	38.1		41.7		32.8
Diluted earnings per share (cents)	2.5		3.7		30.0		55.2	(f)	38.1		41.7		32.8
Basic earnings per ADS (cents)	10.0		15.0		120.8		221.6		152.4		166.8		131.2
Diluted earnings per ADS (cents)	10.0		15.0		120.0		220.8		152.4		166.8		131.2
Fixed charge cover(d)	1.4	x	2.6	x	2.9	x	3.8	x	4.8	x	8.7	x	6.6	x
Dividend per share (cents)	3.0		3.0		12.0		12.0		12.0		—		—
Dividend per ADS (cents)	12.0		12.0		48.0		48.0		48.0		—		—
US GAAP
Net income (in millions)	$4.8		$28.7		$212.9		$425.2	(e)(f)	$253.7		$267.7		$222.4
Basic earnings per share (cents)(g)	0.7		4.2		30.7		61.5		37.1		39.3		32.6
Diluted earnings per share (cents)(g)	0.7		4.2		30.6		61.2		37.1		39.3		32.6
Basic earnings per ADS (cents)	2.8		16.8		122.8		246.0		148.4		157.1		130.5
Diluted earnings per ADS (cents)	2.8		16.8		122.4		244.8		148.4		157.1		130.5
	Three Months Ended March 31,		At December 31 (restated)(c)
	2003	2002	2002	2001	2000	1999	1998
	(in millions)
Selected balance sheet information:
UK GAAP
Fixed assets	$5,788.4	$4,833.2	$5,772.8	$4,418.3	$3,959.5	$3,258.3	$2,949.7
Current assets	615.7	488.0	558.9	451.4	649.3	406.7	382.4

Total assets	6,404.1	5,321.2	6,331.7	4,869.7	4,608.8	3,665.0	3,332.1

Other creditors and provisions	(974.1)	(852.4)	(1,000.9)	(847.0)	(1,190.4)	(1,343.8)	(1,494.4)
Creditors: amounts falling due after one year	(2,616.4)	(1,834.9)	(2,516.8)	(1,393.1)	(1,062.7)	(216.7)	(139.7)

Total liabilities	(3,590.5)	(2,687.3)	(3,517.7)	(2,240.1)	(2,253.1)	(1,560.5)	(1,634.1)
Equity minority interests	(0.3)	(0.2)	(0.2)	(0.2)	(0.2)	(7.7)	—

Consolidated shareholders' funds	2,813.3	2,633.7	2,813.8	2,629.4	2,355.5	2,096.8	1,698.0

US GAAP
Total assets	$6,389.6	6,561.9	$6,368.9	$4,996.3	$4,460.7	$3,571.3	$3,252.1
Long-term obligations	(2,685.2)	(2,625.8)	(2,623.6)	(1,641.8)	(1,275.5)	(416.1)	(296.8)
Consolidated shareholders' funds	2,689.5	2,558.3	2,724.9	2,551.8	2,296.3	2,006.8	1,622.0

(a)
Prior to the de-merger of Carnival plc from The Peninsular and Oriental Steam Navigation Company in 2000, no combined financial statements had been prepared for the companies and businesses comprising Carnival plc. The financial information for fiscal years 1998 and 1999 has been extracted from KPMG Audit Plc's accountants' report on Carnival plc contained in the listing particulars dated September 26, 2000 which were prepared for the de-merger.

(b)
Net operating costs under UK GAAP included US $6.2 million and US $117.0 million for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, of DLC transaction costs.

(c)
At January 1, 2002, Carnival plc adopted FRS 19. The 2001 balance sheet was restated to reflect full provision for deferred tax, an increase in deferred tax liabilities of $108.1 million. The tax credit for the year to December 31, 2001 has been increased to reflect the elimination of the majority of future potential tax liabilities, upon Carnival plc's election to enter the UK tonnage tax regime by $96.8 million. The profit and loss account and balance sheet information for each of the three years ended December 31, 2000 have also been restated for the adoption of Financial Reporting Standard 19: Deferred Tax.

(d)
Defined as profit before fixed charges (excluding capitalized interest) and taxation divided by fixed charges. Fixed charges consist of the net interest expense in the profit and loss account, interest capitalized in respect of ships and other fixed assets and an estimate of the interest implicit in operating lease rentals.

(e)
At January 1, 2001, Carnival plc adopted SFAS No. 133. The cumulative effect of the change in this accounting policy at that date was a charge of $9.0 million, which is included in net income for fiscal 2001. The basic and diluted earnings per share for fiscal 2001 is after the cumulative effect of the change in this accounting principle.

(f)
Under UK GAAP the year ended December 31, 2001 includes a tax credit of $97.5 million, comprising a credit from the release of deferred tax on entry into the tonnage tax regime of $192.5 million and tax charges arising from internal corporate restructuring of $95.0 million. The US GAAP tax credit for the year ended December 31, 2001 is for the release of deferred taxes.

(g)
Effective January 1, 2002 Carnival plc adopted SFAS No 142, which requires that companies stop amortizing goodwill and requires an annual, or when events or circumstances dictate a more frequent, impairment review of goodwill. Accordingly, as of January 1, 2002 Carnival plc no longer amortizes its goodwill. If goodwill had not been recorded for periods prior to January 1, 2002 Carnival plc's adjusted net income and adjusted basic and diluted earnings per share would have been as follows:

	Years Ended December 31,
	2001	2000	1999	1998
	(in millions, except per share data)
Net income	$425.2	$253.7	$267.7	$222.4
Goodwill amortization	2.9	2.0	1.0	0.8

Adjusted net income	$428.1	$255.7	$268.7	$223.2

Adjusted earnings per share
Basic (cents)	61.9	37.4	39.4	32.7
Diluted (cents)	61.6	37.4	39.4	32.7

Selected Unaudited Pro Forma Financial Data

        The following selected unaudited pro forma financial data give pro forma effect to the DLC transaction, after giving effect to the pro forma adjustments described in the notes accompanying the unaudited pro forma financial information of Carnival Corporation & plc incorporated by reference and included in this prospectus. The unaudited pro forma financial information has been prepared from, and you should read the data in conjunction with, the historical consolidated financial statements, including the related notes, of Carnival Corporation and Carnival plc that have been incorporated by reference in this prospectus.

        The following selected unaudited pro forma financial data have been prepared in accordance with US GAAP and in accordance with Carnival Corporation's accounting policies under US GAAP. US GAAP differs in certain respects from UK GAAP, and Carnival Corporation's accounting policies under US GAAP differ in certain respects from Carnival plc's accounting policies under UK GAAP and US GAAP. The notes to the Carnival plc audited consolidated financial statements for the year ended December 31, 2002, which are incorporated by reference in this prospectus, describe the material differences between US GAAP and UK GAAP as they relate to Carnival plc.

        The unaudited pro forma statements of operations for the three months ended February 28, 2003 and for the year ended November 30, 2002 have been prepared as if the DLC transaction had occurred on December 1, 2001. The unaudited pro forma balance sheet data as of February 28, 2003 have been prepared as if the DLC transaction had occurred on that date. See "Unaudited Pro Forma Financial Information."

Selected Unaudited Pro Forma Financial Data for Carnival Corporation & plc in US GAAP
(US Dollars In Millions, Except Per Share Data)

Pro Forma Combined Statements of Operations Data:

	For the Three Months Ended February 28, 2003	For the Year Ended November 30, 2002
Revenues	$1,669.3	$6,891.2
Costs and expenses
Operating	(1,062.6)	(3,892.7)
Selling and administrative	(287.8)	(972.8)
Depreciation and amortization	(156.8)	(551.5)
Impairment charge		(20.0)

	(1,507.2)	(5,437.0)

Operating income	162.1	1,454.2
Nonoperating (expense) income
Net interest expense	(43.8)	(157.4)
Other income (expense), net	14.7	(3.0)

	(29.1)	(160.4)

Income before income taxes	133.0	1,293.8
Income tax benefit	4.6	39.5

Net income	137.6	$1,333.3

Earnings per share
Basic (US$)	$0.17	$1.67
Diluted (US$)	0.17	1.67

Pro Forma Combined Balance Sheet Data:

As of February 28, 2003
Assets
Current Assets
Cash and cash equivalents	$880.8
Short-term investments	37.6
Accounts receivable, net	233.7
Inventories	183.2
Prepaid expenses and other	396.8
Fair value of derivative contracts	67.2
Fair value of hedged firm commitments	9.7

Total current assets	1,809.0
Property and Equipment, Net	15,869.5
Goodwill and Intangible Assets, Net	3,577.2
Other Assets	293.2
Fair Value of Hedged Firm Commitments	10.3
Fair Value of Derivative Contracts	75.0

$21,634.2

Liabilities and Shareholders' Equity
Current Liabilities
Short-term borrowings	$70.0
Current portion of long-term debt	236.7
Accounts payable	360.6
Accrued liabilities	726.3
Customer deposits	1,192.8
Dividends payable	61.6
Fair value of derivative contracts	42.3
Fair value of hedged firm commitments	52.6

Total current liabilities	2,742.9
Long-Term Debt	5,713.1
Deferred Income and Other Long-Term Liabilities	314.1
Fair Value of Derivative Contracts	22.3
Shareholders' Equity	12,841.8

$21,634.2

RISK FACTORS

        You should consider carefully the following information about the risks associated with your investment in the Securities, as they will be amended, and the guarantee, together with the other information contained in this prospectus, before giving your consent. The DLC transaction, which closed on April 17, 2003, was permitted under the indenture governing the Securities and therefore did not require the consent of the holders of the Securities. Carnival plc is not soliciting such consent. A number of the risk factors listed below will be applicable to holders of the Securities whether or not the consent solicitation is successful, including those under the captions, "Risks Relating to the DLC Transaction" and "Risks Relating to Carnival Corporation & plc's Businesses."

Risks Relating to the Guarantee

Carnival Corporation's guarantee is governed by the laws of a foreign jurisdiction, and an action to enforce the guarantee must be brought in the courts of England.

        Unlike the Securities and the Indenture, Carnival Corporation's guarantee, which will be issued under its existing deed of guarantee and the agreement extending the benefits of that deed to the Securities and Indenture will not be governed by the laws of the State of New York, but instead will be governed by the laws of the Isle of Man. Unlike the Securities and the Indenture, which are required to be enforced in New York federal courts, an action to enforce the guarantee, like all other enforcement actions that may be brought by other creditors under Carnival Corporation's deed of guarantee, must be brought exclusively in the courts of England. Because of the exclusive jurisdiction of English courts, an action to enforce the guarantee may be separate from an action to enforce the terms of the Securities and the Indenture. Furthermore, Carnival Corporation's deed of guarantee was executed as part of the DLC transaction. DLC transactions are relatively unusual and there is little or no case law in the Isle of Man or the United Kingdom relating to DLC transactions or the agreements related to them. As a result, it may be more difficult, expensive and time consuming for holders to enforce Carnival Corporation's guarantee than a guarantee governed by New York law in a more traditional financing. Furthermore, because a substantial portion of Carnival Corporation's assets are located outside of the United Kingdom, any judgment related to the guarantee in England would then need to be enforced in other countries, such as the United States, which may require further litigation.

Carnival Corporation's guarantee may be unenforceable due to fraudulent conveyance statutes and, accordingly, you could have no claim against Carnival Corporation, as guarantor of the Securities.

        Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, subordinate or avoid Carnival Corporation's guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors, or Carnival Corporation did not receive fair consideration or reasonably equivalent value for the guarantee and that Carnival Corporation:

  •
  was insolvent or rendered insolvent because of the guarantee;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond Carnival Corporation's ability to pay at maturity.

        Carnival Corporation does not believe that the issuance of this guarantee is a fraudulent conveyance because, among other things, Carnival Corporation will receive substantial benefits including the reciprocal guarantee of Carnival Corporation's indebtedness by Carnival plc and a streamlining and unification of the debt capital structure of Carnival Corporation & plc. However, if a court were to void the guarantee as the result of a fraudulent conveyance by Carnival Corporation or hold it unenforceable for any other reason, holders of the Securities would cease to have a claim against Carnival Corporation based on its guarantee and would solely be creditors of Carnival plc.

Under those circumstances, Carnival Corporation would have no obligation to make any payment to Carnival plc or to the holders of the Securities other than any liquidation payment that would be required under the equalization and governance agreement described in "Description of the DLC Transaction."

Holders may be adversely affected in the event that the guarantee is not issued because holders of the Securities will not have any direct claim against Carnival Corporation for the payment of obligations under the Securities.

        In connection with the DLC transaction, Carnival plc and Carnival Corporation entered into deeds of guarantee. Under Carnival Corporation's deed of guarantee, Carnival Corporation has guaranteed all indebtedness and other similar obligations of Carnival plc that are incurred under agreements entered into since the closing of the DLC transaction, and under Carnival plc's deed of guarantee, Carnival plc has guaranteed reciprocal obligations of Carnival Corporation incurred under agreements entered into since the closing of the DLC transaction. Carnival Corporation expects to guarantee all or a substantial portion of the existing indebtedness of Carnival plc, subject to some amendments being made to the terms of that indebtedness. Also, if Carnival Corporation guarantees all or a substantial portion of Carnival plc's existing indebtedness, Carnival plc expects to guarantee all or a substantial portion of Carnival Corporation's existing indebtedness. Neither Carnival Corporation nor Carnival plc is required to make these guarantees under any agreement relating to the DLC transaction or otherwise. If Carnival Corporation and Carnival plc guarantee some or all of each other's indebtedness, but Carnival Corporation does not guarantee Carnival plc's obligations under the Indenture and the Securities, holders of the Securities would be in a worse position than other creditors of Carnival plc who had their obligations directly guaranteed by Carnival Corporation in the event of a liquidation of Carnival plc. Under those circumstances, other than any liquidation payment that would be required under the equalization and governance agreement described in "Description of the DLC Transaction," Carnival Corporation would have no obligation to make any payment to Carnival plc or to the holders of the Securities.

        In addition, if Carnival Corporation does not guarantee the payment obligations of Carnival plc under the Securities and the Indenture, they will be effectively subordinated to all indebtedness of Carnival Corporation and its subsidiaries, all secured indebtedness of Carnival plc and P&O Princess Cruises International Limited and all indebtedness of Carnival plc's subsidiaries that are not guarantors of the Securities, which totaled, on a pro forma basis, as of February 28, 2003, approximately $4.5 billion. If Carnival Corporation does guarantee the payment obligations of Carnival plc under the Securities and the Indenture, the Securities will be effectively subordinated to all secured indebtedness of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited and all indebtedness of non-guarantor subsidiaries, which totaled, on a pro forma basis as of February 28, 2003, approximately $2.5 billion.

Risks Relating to the DLC Transaction

Benefits from the DLC structure may not be achieved to the extent or within the time period currently expected, which could eliminate, reduce and/or delay the improvements in cost savings and operational efficiencies expected to be generated by the DLC structure.

        Since completion of the DLC transaction, Carnival Corporation and its subsidiaries and Carnival plc and its subsidiaries have been managed as if they were a single economic enterprise. Carnival Corporation and Carnival plc expect their combination under the DLC structure to enable them to achieve cost savings through synergies as well as enhanced operational efficiencies. However, both may encounter substantial difficulties during this process that could eliminate, reduce and/or delay the realization of the cost savings and synergies that both currently expect. Among other things, these difficulties could include:

  •
  loss of key employees;

  •
  inconsistent and/or incompatible business practices, operating procedures, information systems, financial controls and procedures, cultures and compensation structures between Carnival Corporation and its subsidiaries and Carnival plc and its subsidiaries;

  •
  unexpected integration issues and higher than expected integration costs; and

  •
  the diversion of management's attention from day-to-day business as a result of the need to deal with integration issues.

As a result of these difficulties, the actual cost savings and synergies generated by the DLC structure may be less, and may take longer to realize, than Carnival Corporation and Carnival plc currently expect.

The structure of the DLC transaction involves risks not associated with the more common ways of combining the operations of two companies and these risks may have an adverse effect on the economic performance of the companies and/or their respective share prices.

        The DLC structure is a relatively uncommon way of combining the management and operations of two companies and it involves different issues and risks from those associated with the other more common ways of effecting such a combination, such as a merger or exchange offer to create a wholly owned subsidiary. In the DLC transaction, the combination was effected primarily by means of contracts between Carnival Corporation and Carnival plc and not by operation of a statute or court order. The legal effect of these contractual rights may be different from the legal effect of a merger or amalgamation under statute or court order and there may be difficulties in enforcing these contractual rights. Shareholders and creditors of either company might challenge the validity of the contracts or their lack of standing to enforce rights under these contracts, and courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in such contracts. In addition, shareholders and creditors of other companies might successfully challenge other dual listed company structures and establish legal precedents that could increase the risk of a successful challenge to the DLC transaction. Carnival Corporation & plc is maintaining two separate public companies and comply with both Panamanian corporate law and English company and securities laws and different regulatory and stock exchange requirements in the UK and the US. This structure is likely to require more administrative time and cost than was the case for each company individually, which may have an adverse effect on Carnival Corporation & plc's operating efficiency.

Courts may interpret or enforce the contracts and other instruments that effect the DLC structure in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc.

        Various provisions of the constituent documents of Carnival Corporation and Carnival plc, the equalization and governance agreement and the deeds of guarantee, which were entered into by Carnival Corporation and Carnival plc on April 17, 2003, are intended to ensure that, as far as practicable, the shareholders and creditors of Carnival Corporation and Carnival plc are treated equitably in the event of insolvency of either or both companies and in accordance with the equalization ratio, regardless of where the assets of Carnival Corporation & plc reside. Courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in those contracts and other instruments. For instance, a bankruptcy court may not choose to follow the companies' contractual way of allocating liabilities and assets. Therefore, if assets were transferred between the two companies, a court, faced with the liquidation or dissolution of either company, may not adhere to the intentions of Carnival

Corporation and Carnival plc to treat both companies' creditors as creditors of Carnival Corporation & plc under the deeds of guarantee. As a result, the rights of creditors of a company that transfers assets to the other member of Carnival Corporation & plc may be adversely affected if a court determines that those creditors only have recourse to the assets of that company and not the other company.

Changes under the Internal Revenue Code, applicable US income tax treaties, and the uncertainty of the DLC structure under the Internal Revenue Code may adversely affect the US federal income taxation of the US source shipping income of Carnival Corporation & plc.

        Carnival Corporation & plc believe that substantially all of the US source shipping income of each of Carnival Corporation and Carnival plc qualifies for exemption from US federal income tax, under:

  •
  Section 883 of the Internal Revenue Code;

  •
  as appropriate in the case of Carnival plc and its UK resident subsidiaries, the US-UK Income Tax Treaty that entered into force on April 25, 1980, which is referred to below as the "old US-UK treaty", and, when applicable, the new US-UK Income Tax Treaty that entered into force on March 31, 2003, which is referred to below as the "new US-UK treaty"; or

  •
  other applicable US income tax treaties,

and should continue to so qualify now that the DLC transaction has been completed. The new US-UK treaty contains some limitations that would deny the availability of treaty benefits for income earned through some entities, including some Carnival plc entities. However, the relevant provisions of new US-UK treaty will not become effective until 2004 and Carnival plc and its UK resident subsidiaries may elect, in some circumstances, to continue application of the old US-UK treaty until twelve months beyond the date on which it would otherwise be effective. Carnival plc believes that it will be able to reorganize prior to the date on which the new US-UK treaty becomes applicable such that the relevant US source shipping income should qualify for an exemption from US federal income tax under the new US-UK treaty or Section 883. There is, however, no existing US federal income tax authority that directly addresses the tax consequences of implementation of a dual listed company structure such as the DLC structure for purposes of Section 883 or any other provision of the Internal Revenue Code or any income tax treaty and, consequently, the matters discussed above are not free from doubt.

        To date, no final US Treasury regulations or other definitive interpretations of the relevant portions of Section 883 have been promulgated, although regulations have been proposed. Any such final regulations or official interpretations could differ materially from Carnival Corporation's and Carnival plc's interpretation of this Internal Revenue Code provision and, even in the absence of differing regulations or official interpretations, the Internal Revenue Service might successfully challenge either or both interpretations. In addition, the provisions of Section 883 are subject to change at any time by legislation. Moreover, changes could occur in the future with respect to the trading volume or trading frequency of Carnival Corporation shares and/or Carnival plc shares on their respective exchanges or with respect to the identity, residence, or holdings of Carnival Corporation's and/or Carnival plc's direct or indirect shareholders that could affect the eligibility of Carnival Corporation and its subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings which are otherwise eligible for the benefits of Section 883 to qualify for the benefits of the Section 883 exemption. Accordingly, it is possible that Carnival Corporation and its ship-owning or operating subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings whose tax exemption is based on Section 883 may lose this exemption. If any such corporation were not entitled to the benefits of Section 883, it would be subject to US federal income taxation on a portion of its income, which would reduce the net income of such corporation.

        As noted above, Carnival plc believes that substantially all of the US source shipping income of Carnival plc and its UK resident subsidiaries qualifies for exemption from US federal income tax under either the old or new US-UK treaties, as applicable. In addition, certain companies of Carnival Corporation & plc may rely on other US income tax treaties for similar exemptions from US taxation on US source shipping income. Carnival Corporation and Carnival plc do not believe that the DLC transaction will affect the ability of these corporations to continue to qualify for such treaty benefits. There is, however, no authority that directly addresses the effect, if any, of DLC arrangements or the availability of benefits under the treaties and, consequently, the matter is not free from doubt.

        These treaties may be abrogated by either applicable country, replaced or modified with new agreements that treat shipping income differently than under the agreements currently in force. If any of the corporations discussed in the paragraph above that currently qualify for exemption from US source shipping income under any applicable US income tax treaty do not qualify for benefits under the existing treaties or if the existing treaties are abrogated, replaced or materially modified in a manner adverse to the interests of any such corporation and, with respect to US federal income tax only, such corporation does not qualify for Section 883 exemption, such corporation may be subject to US federal income taxation on a portion of its income, which would reduce the net income of any such corporation.

A small group of shareholders collectively owns approximately 33% of the total combined voting power of the outstanding shares of Carnival Corporation & plc and may be able to effectively control the outcome of shareholder voting.

        A group of shareholders, consisting of some members of the Arison family, including Micky Arison, and trusts established for their benefit, beneficially owns approximately 44% of the outstanding common stock of Carnival Corporation and owns shares entitled to constitute a quorum at shareholder meetings and to cast approximately 33% of the total combined voting power of the outstanding shares of Carnival Corporation & plc. Depending upon the nature and extent of the shareholder vote, this group of shareholders may have the power to effectively control, or at least to influence substantially, the outcome of shareholder votes and, therefore, the corporate actions requiring such votes.

Risks Relating to Carnival Corporation & plc's Businesses

Carnival Corporation & plc may lose business to competitors throughout the vacation market.

        Carnival Corporation & plc operates in the vacation market, and cruising is one of many alternatives for people choosing a vacation. Carnival Corporation & plc therefore risks losing business not only to other cruise lines, but also to other vacation operators that provide other leisure options, including hotels, resorts and package holidays and tours.

        Carnival Corporation & plc faces significant competition from other cruise lines, both on the basis of cruise pricing and also in terms of the nature of ships and services it will offer to cruise passengers. Carnival Corporation & plc's principal competitors within the cruise vacation industry include:

  •
  Royal Caribbean Cruises Ltd., which owns Royal Caribbean International and Celebrity Cruises;

  •
  Norwegian Cruise Line and Orient Lines;

  •
  Disney Cruise Line;

  •
  My Travel's Sun Cruises, Thomson, Saga and Fred Olsen in the UK;

  •
  Festival Cruises, Hapag-Lloyd, Peter Deilmann and Phoenix Reisen in Germany;

  •
  Festival Cruises, Mediterranean Shipping Cruises, Royal Olympia Cruises and Louis Cruise Line in southern Europe;

  •
  Crystal Cruises;

  •
  Radisson Seven Seas Cruise Line; and

  •
  Silversea Cruises.

        Carnival Corporation & plc also competes with land-based vacation alternatives throughout the world, including, among others, resorts and hotels located in Las Vegas, Nevada, Orlando, Florida, various Caribbean, Mexican, Bahamian and Hawaiian Island destination resorts and numerous vacation destinations throughout Europe and the rest of the world.

        In the event that Carnival Corporation & plc does not compete effectively with other vacation alternatives and cruise companies, its results of operations and financial condition could be adversely affected.

Overcapacity within the cruise and competing land-based vacation industry could have a negative impact on net revenue yields, increase operating costs, result in ship asset impairments and could adversely affect profitability.

        Cruising capacity has grown in recent years and Carnival Corporation & plc expects it to continue to increase over the next three years as all of the major cruise vacation companies are expected to introduce new ships. In order to utilize new capacity, the cruise vacation industry will need to increase its share of the overall vacation market. The overall vacation market is also facing increases in land-based vacation capacity, which also will impact Carnival Corporation & plc. Failure of the cruise vacation industry to increase its share of the overall vacation market could have a negative impact on Carnival Corporation & plc's net revenue yields. Should net revenue yields be negatively impacted, Carnival Corporation & plc's results of operations and financial condition could be adversely affected, including the impairment of the value of its ship assets. In addition, increased cruise capacity could impact Carnival Corporation & plc's ability to retain and attract qualified crew at competitive costs and, therefore, increase Carnival Corporation & plc's shipboard employee costs.

The international political and economic climate and other world events affecting safety and security could adversely affect the demand for cruises and could harm Carnival Corporation & plc's future sales and profitability.

        Demand for cruises and other vacation options has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel, the international political climate and the political climate of destination countries. Events such as the terrorist attacks in the US on September 11, 2001, the threat of additional attacks, the recent military action in Iraq, concerns of an outbreak of additional hostilities and national government travel advisories, together with the resulting political instability and concerns over safety and security aspects of traveling, have had a significant adverse impact on demand and pricing in the travel and vacation industry and may continue to do so in the future. Demand for cruises is also likely to be increasingly dependent on the underlying economic strength of the countries from which cruise companies source their passengers. Economic or political changes that reduce disposable income or consumer confidence in the countries from which Carnival Corporation & plc will source its passengers may affect demand for vacations, including cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of its business.

Carnival Corporation & plc may not be able to obtain financing on terms that are favorable or consistent with its expectations due to, among other reasons, the lowering of the debt ratings of Carnival Corporation as a result of the DLC transaction.

        Access to financing for Carnival Corporation & plc will depend on, among other things, the maintenance of strong long-term credit ratings. Carnival Corporation's debt was, prior to the closing of the DLC transaction, rated "A" by Standard & Poor's, "A2" by Moody's Investors Service and "A" by FitchRatings. Carnival plc's debt was, shortly prior to the closing of the DLC transaction, rated "BBB" by Standard & Poor's, "Baa3" by Moody's and "BBB+" by FitchRatings. On April 14, 2003, Moody's

downgraded the long-term ratings of Carnival Corporation from "A2" to "A3" and its short-term rating from "Prime-1" to "Prime-2" to reflect the expected completion of the DLC transaction, and stated that this rating remains on review for further possible downgrade pending final resolution of Carnival Corporation & plc's capital structure. In addition, Moody's stated that the ratings for Carnival plc remain on review for possible upgrade pending final resolution of Carnival Corporation & plc's capital structure. On April 16, 2003, Standard & Poor's lowered its long-term corporate credit ratings for Carnival Corporation from "A" to "A-" and its short-term corporate credit ratings for Carnival Corporation from "A-1" to "A-2". Concurrently, Standard & Poor's withdrew its "BBB" corporate credit rating for Carnival plc and raised its unsubordinated unsecured debt ratings for Carnival plc from "BBB" to "A-." On April 29, 2003, FitchRatings lowered the rating on Carnival Corporation's unsubordinated, unsecured debt to "A-" and raised the rating on Carnival plc's unsubordinated, unsecured debt to "A-".

        The forecasted cash flow from future operations for Carnival Corporation & plc may be adversely affected by various factors, including, but not limited to, declines in customer demand, increased competition, overcapacity, the deterioration in general economic and business conditions, terrorist attacks, the recent military action in Iraq, ship incidents, adverse publicity and increases in fuel prices, as well as other factors noted under these risk factors and under "Forward-Looking Statements" section below. To the extent that Carnival Corporation & plc is required, or chooses, to fund future cash requirements, including future shipbuilding commitments, from sources other than cash flow from operations, cash on hand and current external sources of liquidity, including committed financings, Carnival Corporation & plc will have to secure such financing from banks or through the offering of debt and/or equity securities in the public or private markets.

        The future operating cash flow of Carnival Corporation & plc may not be sufficient to fund future obligations, and Carnival Corporation & plc may not be able to obtain additional financing, if necessary, at a cost that meets its expectations. Accordingly, the financial results of Carnival Corporation & plc could be adversely affected.

If Carnival plc loses eligibility for inclusion in the FTSE 100 or Carnival Corporation is removed from the S&P 500, it may become more difficult for Carnival Corporation & plc to access the equity capital markets.

        Carnival Corporation's common stock remains listed on the NYSE and is expected to continue to be included in the S&P 500. Carnival plc's ordinary shares remain listed on the London Stock Exchange and remain eligible for inclusion in the FTSE series of indices and are included with full weighting in the FTSE 100. If Carnival plc loses eligibility for inclusion in the FTSE 100 or Carnival Corporation is removed from the S&P 500, it may become more difficult for Carnival Corporation & plc to access the equity capital markets and it may adversely affect the value of your Securities.

Conducting business internationally can result in increased costs.

        Carnival Corporation & plc operates its business internationally and plans to continue to develop its international presence. Operating internationally exposes Carnival Corporation & plc to a number of risks, including:

  •
  currency fluctuations;

  •
  interest rate movements;

  •
  the imposition of trade barriers and restrictions on repatriation of earnings;

  •
  political risks;

  •
  risk of increases in duties, taxes and governmental royalties; and

  •
  changes in laws and policies affecting cruising, vacation or maritime businesses or governing the operations of foreign-based companies.

If Carnival Corporation & plc is unable to address these risks adequately, its results of operations and financial condition could be adversely affected.

Accidents and other incidents at sea or adverse publicity concerning the cruise industry or Carnival Corporation & plc could affect Carnival Corporation & plc's reputation and harm its future sales and profitability.

        The operation of cruise ships involves the risk of accidents, illnesses, mechanical failures and other incidents at sea, which may bring into question passenger safety, health, security and vacation satisfaction and thereby adversely affect future industry performance. Incidents involving passenger cruise ships could occur and could adversely affect future sales and profitability. In addition, adverse publicity concerning the vacation industry in general or the cruise industry or Carnival Corporation & plc in particular could impact demand and, consequently, have an adverse impact on Carnival Corporation & plc's profitability.

Operating, financing and tax costs are subject to many economic and political factors that are beyond Carnival Corporation & plc's control, which could result in increases in operating and financing costs.

        Some of Carnival Corporation & plc's operating costs, including fuel, food, insurance and security costs, are subject to increases because of market forces and economic or political instability beyond Carnival Corporation & plc's control. In addition, interest rates and Carnival Corporation & plc's ability to secure debt or equity financing, including in order to finance the purchase of new ships, are dependent on many economic and political factors. Actions by US and non-US taxing jurisdictions could also cause an increase in Carnival Corporation & plc's costs. Increases in operating, financing and tax costs could adversely affect Carnival Corporation & plc's results because Carnival Corporation & plc may not be able to recover these increased costs through price increases of its cruise vacations.

Environmental legislation and regulations could affect operations and increase operating costs.

        Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups also have generated negative publicity about the cruise industry and its environmental impact. The US Environmental Protection Agency is considering new laws and rules to manage cruise ship waste. Alaskan authorities are currently investigating an incident that occurred in August 2002 on board Holland America's Ryndam involving a wastewater discharge from the ship. As a result of this incident, various Ryndam ship officers have received grand jury subpoenas from the US Attorney's office in Alaska. If the investigation results in charges being brought, sanctions could include a prohibition of operations in Alaska's Glacier Bay National Park and Preserve for a period of time.

        In addition, pursuant to a settlement with the US government in April 2002, Carnival Corporation pled guilty to certain environmental violations. Carnival Corporation was sentenced under a plea agreement pursuant to which Carnival Corporation paid fines in fiscal 2002 totaling $18 million to the US government and other parties. Carnival Corporation accrued for these fines in fiscal 2001. Carnival Corporation and its subsidiaries were also placed on probation for a term of five years. Under the terms of the probation, any future violation of environmental laws by Carnival Corporation or its subsidiaries may be deemed a violation of probation. In addition, Carnival Corporation was required as a special term of probation to develop, implement and enforce a worldwide environmental compliance program. Carnival Corporation and its subsidiaries are in the process of implementing the environmental compliance program and expects to incur approximately $10 million in additional annual environmental compliance costs in 2003 and yearly thereafter as a result of the program. Since the completion of the DLC transaction, the terms of the environmental compliance program have become applicable to Carnival plc and its subsidiaries, which will result in higher environmental compliance costs for Carnival plc and its subsidiaries as well.

        Carnival Corporation & plc's costs of complying with current and future environmental laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances or to vessel discharges, could increase the cost of compliance or otherwise materially adversely affect Carnival Corporation & plc's business, results of operations or financial condition.

New regulation of health, safety and security issues could increase operating costs and adversely affect net income.

        Carnival Corporation & plc is subject to various international, national, state and local health, safety and security laws, regulations and treaties. The International Maritime Organization, sometimes referred to as the IMO, which operates under the United Nations, has adopted safety standards as part of the International Convention for the Safety of Life at Sea, sometimes referred to as SOLAS, which is applicable to all of Carnival Corporation & plc's ships. Generally SOLAS establishes vessel design, structural features, materials, construction and life saving equipment requirements to improve passenger safety and security.

        In addition, ships that call on US ports are subject to inspection by the US Coast Guard for compliance with SOLAS and by the US Public Health Service for sanitary standards. Carnival Corporation & plc's ships are also subject to similar inspections pursuant to the laws and regulations of various other countries such ships visit. Finally, the US Congress recently enacted the Maritime Transportation Security Act of 2002 which implements a number of security measures at US ports, including measures that relate to foreign flagged vessels calling at US ports.

        Carnival Corporation & plc believes that health, safety and security issues will continue to be areas of focus by relevant government authorities both in the US and abroad. Resulting legislation or regulations, or changes in existing legislation or regulations, could impact the operations of Carnival Corporation & plc and would likely subject Carnival Corporation & plc to increasing compliance costs in the future.

Delays in ship construction and problems encountered at shipyards could reduce Carnival Corporation & plc's profitability.

        The construction of cruise ships is a complex process and involves risks similar to those encountered in other sophisticated construction projects, including delays in completion and delivery. In addition, industrial actions and insolvency or financial problems of the shipyards building Carnival Corporation & plc's ships could also delay or prevent the delivery of its ships under construction. These events could adversely affect Carnival Corporation & plc's profitability. However, the impact from a delay in delivery could be mitigated by contractual provisions and refund guarantees obtained by Carnival Corporation & plc.

        In addition, Carnival Corporation & plc has entered into forward foreign currency contracts to fix the cost in US dollars of certain of Carnival Corporation & plc's foreign currency denominated shipbuilding contracts. If any of the shipyards are unable to perform under the related contract, the foreign currency forward contracts related to that shipyard's shipbuilding contracts would still have to be honored. This might require Carnival Corporation & plc to realize a loss on an existing contract without having the ability to have an offsetting gain on its foreign currency denominated shipbuilding contract, thus adversely affecting the financial results of Carnival Corporation & plc.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation and its subsidiaries, Carnival plc and its subsidiaries and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

        Because forward-looking statements, including those which may impact the forecasting of net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, estimates of ship depreciable lives and residual value or business prospects, involve risks and uncertainties, there are many factors that could cause Carnival Corporation's and its subsidiaries', Carnival plc's and its subsidiaries' and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. These factors include, but are not limited to the following:

  •
  achievement of expected benefits from the DLC transaction;

  •
  risks associated with the DLC structure;

  •
  liquidity and index inclusion as a result of the implementation of the DLC structure, including a possible mandatory exchange of Carnival plc shares that may occur under Carnival plc's constituent documents;

  •
  risks associated with the uncertainty of the tax status of the DLC structure;

  •
  general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for the cruise brands of Carnival Corporation & plc;

  •
  conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives;

  •
  the impact of operating internationally;

  •
  the international political and economic climate, the recent military action in Iraq, other armed conflicts, terrorist attacks, availability of air service, and other world events and negative publicity and their impact on the demand for cruises;

  •
  accidents and other incidents at sea affecting the health, safety, security and vacation satisfaction of passengers;

  •
  the ability of Carnival Corporation & plc to implement its shipbuilding program and brand strategies and to continue to expand its businesses worldwide;

  •
  the ability of Carnival Corporation & plc to attract and retain shipboard crew and maintain good relations with employee unions;

  •
  the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations;

  •
  the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, insurance and security costs;

  •
  changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates;

  •
  continued availability of attractive port destinations;

  •
  the ability to successfully implement cost improvement plans and to integrate business acquisitions;

  •
  continuing financial viability of Carnival Corporation & plc's travel agent distribution system;

  •
  weather patterns or natural disasters; and

  •
  the ability of a small group of shareholders effectively to control the outcome of shareholder voting.

        These risks and other risks are detailed in the section entitled "Risk Factors" and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc's forward-looking statements and/or adversely affect Carnival Corporation & plc's businesses, results of operations and financial positions, which statements and factors are incorporated in this prospectus by reference.

        Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

RATIO OF EARNINGS TO FIXED CHARGES

Carnival Corporation

        The following table sets forth Carnival Corporation's ratio of earnings to fixed charges on a historical basis for the periods indicated. Earnings include net income, adjusted for income taxes, minority interest and loss (income) from affiliated operations and dividends received, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. Carnival Corporation has assumed that one-third of rental expense is representative of the interest portion of rent expense.

	Three Months Ended February 28,	Years Ended November 30,
	2003	2002		2001		2000		1999		1998
Ratio of earnings to fixed charges(1)	3.8x	6.9	x	7.1	x	11.5	x	11.3	x	8.8	x

(1)
This ratio has been calculated based on US GAAP. See "Summary—Selected Historical Financial and Operating Data of Carnival Corporation."

Carnival plc

        The following table sets forth Carnival plc's ratio of earnings to fixed changes on a historical basis for the periods indicated. Earnings include net income, adjusted for income taxes and minority interest, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. Carnival plc has assumed that one-third of rent expense is representative of the interest portion of rent expense.

	Three Months Ended March 31,		Years Ended 31 December,
	2003		2002		2001		2000		1999		1998
Ratio of earnings to fixed changes(1)	1.4	x	2.6	x	3.4	x	4.5	x	7.8	x	6.2	x

(1)
This ratio has been calculated based on generally accepted accounting principles in the United Kingdom, which differ in some respects from US GAAP. See "Summary—Selected Historical Financial and Operating Data of Carnival plc."

Carnival Corporation & plc

        On a pro forma combined basis, giving effect to the DLC transaction as if it had occurred at the beginning of the relevant periods, Carnival Corporation & plc's ratio of earnings to fixed charges would have been 5.3x for the year ended December 31, 2002 and 2.6x for the three months ended February 28, 2003.

DESCRIPTION OF THE DLC TRANSACTION

        The DLC transaction combined the businesses of Carnival Corporation and Carnival plc and their subsidiaries through a number of contracts and amendments to Carnival Corporation's articles of incorporation and by-laws and to Carnival plc's memorandum of association and articles of association. The two companies have retained their separate legal identities, and each company's shares continue to be publicly traded on the NYSE for Carnival Corporation and the London Stock Exchange for Carnival plc. However, both companies operate as if they were a single economic enterprise. The contracts governing the DLC transaction provide that Carnival Corporation and Carnival plc each continue to have separate boards of directors, but the boards and senior executive management of both companies are identical. In addition to their normal fiduciary duties to the company and obligation to have regard to the interests of its shareholders, the directors of each company are entitled to have regard to the interests of the other company and its shareholders. The amendments to the constituent documents of each of the companies also provide that, on most matters, the holders of the common equity of both companies effectively vote as a single body. On specified matters where the interests of Carnival Corporation shareholders may differ from the interests of Carnival plc shareholders, each shareholder body will vote separately as a class. These matters are called class rights actions and include, among others:

  •
  transactions primarily designed to amend or unwind the DLC structure;

  •
  adjustments to the equalization ratio, which reflects the relative economic and voting interests represented by an individual share in each company, not in accordance with the equalization and governance agreement described below; and

  •
  amendments to tax-related provisions in Carnival Corporation's articles of incorporation.

No class rights action generally may be implemented unless approved by both shareholder bodies, which means that each shareholder body generally has a veto with respect to class rights actions. The current equalization ratio is 1:1, so one Carnival plc ordinary share is entitled to the same economic and voting interests in Carnival Corporation & plc as one share of Carnival Corporation common stock.

        Carnival Corporation's constituent documents and Carnival plc's constituent documents have been harmonized, to the extent practicable and permitted by law, to ensure Carnival Corporation's and Carnival plc's corporate procedures are substantially similar. As part of the DLC transaction, Carnival plc changed its name from P&O Princess Cruises plc to Carnival plc.

        The shareholders of Carnival Corporation hold approximately 79% of the economic interests in Carnival Corporation & plc, and the shareholders of Carnival plc hold approximately 21% of the economic interests in Carnival Corporation & plc.

        Carnival plc and Carnival Corporation executed deeds of guarantee at the closing of the DLC transaction. Under Carnival Corporation's deed of guarantee, Carnival Corporation has agreed to guarantee all indebtedness and certain other monetary obligations of Carnival plc that are incurred under agreements entered into on or after the date of the closing of the DLC transaction, along with all other obligations of Carnival plc that Carnival plc and Carnival Corporation specify in a separate agreement relating to the deed of guarantee. Under this prospectus, subject to the conditions set forth in this prospectus, Carnival Corporation is offering to extend its deed of guarantee to cover the Securities. Carnival Corporation expects to guarantee all or a substantial portion of the existing indebtedness of Carnival plc subject to some amendments being made to the terms of that indebtedness. Also, if Carnival Corporation guarantees all or a substantial portion of Carnival plc's existing indebtedness, Carnival plc expects to guarantee all or a substantial portion of Carnival Corporation's existing indebtedness. Neither Carnival Corporation nor Carnival plc is required to make these guarantees under any agreement relating to the DLC transaction or otherwise. The terms of

Carnival plc's deed of guarantee are substantially similar to those contained in Carnival Corporation's. As a result, subject to the terms of the guarantee, the holders of indebtedness and other obligations that are subject to the guarantees will have recourse to both Carnival plc and Carnival Corporation, though a Carnival plc creditor must first make written demand on Carnival plc and vice-versa. For more information regarding the deed of guarantee, please see "Description of the Guarantee."

        Upon the closing of the DLC transaction, Carnival plc and Carnival Corporation also executed an equalization and governance agreement, which provides for the equalization of dividends and liquidation distributions based on the equalization ratio, and contains various other provisions relating to the governance of the DLC structure. Because the current equalization ratio is 1:1, one Carnival plc ordinary share would be entitled to the same distributions, subject to the terms of the equalization and governance agreement, as one share of Carnival Corporation common stock. In a liquidation of either company or both companies, if the hypothetical potential per share liquidation distributions to each company's shareholders are not equivalent, taking into account the relative value of the two companies' assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the US Bankruptcy Code or a similar statute would not be considered a "liquidation," so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

COMPARISON OF SECURITIES AND AMENDED SECURITIES

        The following is a brief summary of certain terms of the Securities and the proposed amendments to the Securities. For a more complete description of the Amended Securities, see "Description of the Amended Securities."

	Securities	Amended Securities
Issuer	Carnival plc (formerly P&O Princess Cruises plc)	Carnival plc plus Carnival Corporation's guarantee
Limitation on Liens	Applies to Carnival plc and its subsidiaries	Applies to both Carnival plc and Carnival Corporation and their respective subsidiaries on a combined basis
Reports	Carnival plc	Carnival Corporation, reflecting the combined financial statements of Carnival Corporation & plc
Payment of Additional Amounts	If payments are made by Carnival plc, the additional amounts will be payable with respect to United Kingdom withholding taxes
If payments are made by Carnival plc, the additional amounts will be payable with respect to United Kingdom withholding taxes, or if payments are made by Carnival Corporation, the additional amounts will be payable with respect to Panamanian Taxes
Sale and Leaseback	Applies to Carnival plc and its subsidiaries	Applies to both Carnival Corporation and Carnival plc and their subsidiaries on a combined basis
Events of Default	Applies to Carnival plc and its subsidiaries	Cross acceleration and bankruptcy defaults apply to Carnival Corporation and Carnival plc and their subsidiaries on a combined basis
Merger Covenant	Applies to Carnival plc
So long as Carnival Corporation is guarantor, permits merger with Carnival Corporation or its subsidiaries without complying with a restriction on the jurisdiction of incorporation of the surviving entity
Definitions	Accounting terms are UK GAAP	Accounting terms are US GAAP
Ranking	Equal to all other Carnival plc and P&O Princess Cruises International Limited unsubordinated unsecured indebtedness	Equal to all other unsubordinated, unsecured indebtedness of Carnival plc, P&O Princess Cruises International Limited and Carnival Corporation

DESCRIPTION OF THE CONSENT SOLICITATION

        Carnival plc is soliciting consents, upon the terms and subject to the conditions set forth in this prospectus, to proposed amendments to the Indenture, dated as of October 23, 2000, among Carnival plc, P&O Princess Cruises International Limited and the Bank of New York, as Trustee, which governs the Securities. Under the terms of the Indenture, receipt by the Trustee of evidence of validly delivered and unrevoked consents from record holders of not less than a majority in aggregate principal amount of each series of Securities is required to approve the proposed amendments to the Indenture.

Summary of the Proposed Amendments

        The purpose of the proposed amendments is to reflect the DLC structure, the issuance of the guarantee and the principle under the DLC structure that Carnival plc and Carnival Corporation operate as a single economic enterprise. The proposed amendments will not affect the right of a holder to receive 100% of the principal amount of the Securities at their respective maturities, the interest rates, the interest payment dates or any other rights of a holder, except as specifically set forth in the proposed amendments. The following sets forth a brief summary of the proposed amendments for which the consents are being sought pursuant to the consent solicitation. This summary is qualified by reference to the full provisions of the Indenture, the form of supplemental indenture and the complete text of the proposed amendments attached to this prospectus as Annex A. Copies of the Indenture and additional copies of the form of supplemental indenture can be obtained without charge from the Information Agent. Also, the Indenture and the form of supplemental indenture have been filed as exhibits to the registration statement containing this prospectus.

        The proposed amendments would amend the following sections of the Indenture:

        1.     Section 1.01 (Definitions):

        (a)   Amendments to Definitions of Consolidated Net Tangible Assets, Consolidated Operating Revenue and Consolidated Relevant Total Assets. Amending these definitions so that they are calculated with respect to Carnival Corporation & plc and by reference to Carnival Corporation's applicable annual report on Form 10-K or pro forma financial statements for Carnival Corporation & plc filed with the Commission or otherwise made available to the Trustee.

        (b)   Amendments to Definitions of Principal Property, Principal Subsidiary, Relevant Total Assets and Restricted Subsidiary. Amending these definitions so that the terms include Carnival Corporation's subsidiaries as well as those of Carnival plc.

        (c)   Amendment of Definitions of UK GAAP and US GAAP. Amending these definitions so that such terms will be defined as the generally accepted accounting principles in effect in the United Kingdom and the United States, respectively, on the execution date of the supplemental indenture.

        2.     Section 1.04(2) (Rules of Construction). Amending the provision in the definitions so that all financial terms not otherwise defined in the Indenture will have the meaning ascribed to them by US GAAP, rather than UK GAAP.

        3.     Section 4.04 (Reports). Amending the financial reporting covenant to clarify that Carnival plc may satisfy the covenant by delivering or making available at the office of the paying agent in London the periodic reports filed under the Exchange Act by Carnival Corporation rather than stand-alone financial statements or periodic reports of Carnival plc and to delete the requirement that Carnival plc continue to file stand-alone reports under the Exchange Act.

        4.     Section 4.07 (Liens) and Section 4.08 (Sale and Leaseback Transactions). Amending the limitation on liens and the limitation on sale and leaseback transactions covenants such that the same will apply to Carnival Corporation and its subsidiaries, as well as to Carnival plc and its subsidiaries and to consider the combined or consolidated financial position of Carnival Corporation & plc, rather than that of Carnival plc as a stand-alone entity.

        5.     Section 4.10 (Carnival Corporation Additional Amounts). Adding a covenant requiring Carnival Corporation to pay additional amounts to holders of the Securities as a result of specified Panamanian taxes.

        6.     Section 5.01 (Consolidation, Merger and Sale of Assets). Amending the covenant regarding merger, consolidation and sale of assets to permit a merger or consolidation with, or sale or other disposition of assets to, Carnival Corporation, a Panamanian corporation, or a wholly-owned subsidiary of Carnival Corporation without having to comply with the requirement that the surviving entity or transferee entity be incorporated in a European Union member state, an organization for Economic Co-operation and Development member nation or a European Free Trade Association, so long as the guarantee is in effect immediately prior to the transaction, and such transaction is not prohibited by the agreements pertaining to the governing structure.

        7.     Sections 6.01(d), (e) and (f) (Events of Default).

        (a)   Amending these events of default to apply to Carnival Corporation and certain of its principal subsidiaries as well as to Carnival plc and certain of its principal subsidiaries.

        (b)   Amending the maximum amount of other indebtedness that may be subject to acceleration without being an "Event of Default" so that the maximum amount is based on "Consolidated Net Tangible Assets" of Carnival Corporation & plc.

        8.     Amending other sections and definitions to make technical or correcting amendments that are consistent with the amendments described above.

        The proposed amendments will be set forth in the supplemental indenture among Carnival plc, P&O Princess Cruises International Limited and the Trustee, which will be executed promptly following the Expiration Date. However, the supplemental indenture will provide that the proposed amendments will only become operative when the guarantee has been issued by Carnival Corporation.

        The consents to all of the proposed amendments are being sought as a single proposal. Accordingly, a consent purporting to consent to only some of the proposed amendments to the Indenture will be deemed a consent to the proposed amendments as a whole.

        The execution and delivery of a Letter of Consent by a holder will constitute the consent of such holder to the proposed amendments. If the proposed amendments become effective, the amendments will also be binding on all non-consenting holders and future holders of the Securities.

General

        Section 9.02 of the Indenture provides that, in order to be implemented, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of each class of the outstanding Securities. If the requisite consents have been received, Carnival plc intends to enter into a supplemental indenture with P&O Princess Cruises International Limited, as guarantor under the Indenture, and the Trustee on the Expiration Date. The supplemental indenture will amend the Indenture to give effect to the proposed amendments.

        Carnival plc is soliciting consents from all holders of record on the record date. Consents must be properly completed, duly executed and delivered on or prior to the Expiration Date. Consents may be revoked in accordance with the requirements as described under "—Revocability of Consents" below. The delivery, or non-delivery, of a consent will not affect a holder's right to receive 100% of the principal amount of the Securities at their respective maturities, the interest rates, the interest payment dates or any other rights of a holder under the Securities, except as specifically set forth in the proposed amendments.

        Only holders of record as of 5:00 p.m., New York City time, on                        , 2003, the record date, may execute consents and, unless validly revoked by the holder of record as of the record date at any time prior to the Expiration Date in the manner described herein, such consents will be binding on all subsequent transferees of the Securities with respect to which such consents were given. If the record date is changed, only holders as of the revised record date will be entitled to execute consents.

        The consent solicitation may be terminated by Carnival plc in its reasonable discretion, at any time on or prior to the Expiration Date. If the consent solicitation is terminated, all consents shall be voided. See "—Termination of the Consent Solicitation" below.

        The consents are being solicited by Carnival plc, which has retained Merrill Lynch & Co. and UBS Warburg LLC as Solicitation Agents and D.F. King & Co., Inc. as Information Agent to aid in the solicitation of consents, including soliciting consents from brokers, dealers, commercial banks, custodians and participants in The Depository Trust Company, or DTC, and participants in DTC are referred to in this prospectus as DTC participants. All costs of the consent solicitation will be borne by Carnival plc.

        Carnival plc's board of directors is not, nor is Carnival Corporation's board of directors, making any recommendation as to whether you should consent to the proposed amendments. Also, none of the Solicitation Agents, the Information Agent, the Trustee or any other person makes any recommendation in connection with the consent solicitation. Carnival plc and Carnival Corporation have not retained any representative to act on behalf of the holders of the Securities in connection with the consent solicitation or to prepare any report as to the fairness of the consent solicitation's terms.

Consent Procedures

        Each beneficial owner of Securities desiring that consent be delivered with respect to such Securities must instruct the holder of such Securities, such as a custodian bank, depositary, broker, trust company or other nominee, including a DTC participant to execute a Letter of Consent and deliver it to the Information Agent on such beneficial owner's behalf. An Instruction Letter is included in the Letter to Our Clients accompanying this Prospectus for this purpose.

        Carnival plc recommends that Holders who hold Securities through Euroclear and Clearstream systems submit their instructions regarding the consent solicitation at least two business days prior to the Expiration Date so that instructions may be received in a timely manner.

        Only holders of record of the Securities, which are persons in whose name a Security is registered or their duly designated proxies, on the record date may execute and deliver a consent. DTC is expected to grant an omnibus proxy authorizing DTC participants to deliver a consent. Accordingly, for the purposes of the consent solicitation, the reference to "holders" shall be deemed to mean DTC participants who held Securities through DTC as of the record date. In order to cause a consent to be given with respect to the Securities held through DTC, such DTC participant must complete and sign the Letter of Consent and mail or deliver it to the Information Agent at its address or facsimile number set forth on the back cover of this prospectus pursuant to the procedures set forth in this prospectus and in the accompanying Letter of Consent.

        A beneficial owner of an interest in the Securities held through a DTC participant or another nominee (such as Euroclear or Clearstream) must complete and sign the Letter of Consent and deliver it to such nominee in order to cause a consent to be given by such nominee with respect to such Securities. Securities held through Euroclear and Clearstream are held through their respective DTC Participants. Holders should comply with the procedures established by Euroclear or Clearstream, as applicable, for the consent solicitation

        Giving a consent will not affect a holder's right to sell or transfer the Securities. All consents received by the Information Agent prior to the Expiration Date will be effective notwithstanding a record transfer of such Securities subsequent to the record date.

        Holders who wish to consent should mail, hand deliver or send by overnight courier or facsimile, confirmed by physical delivery, their properly completed and duly executed Letters of Consent to the Information Agent at the address or facsimile number set forth on the back cover of this prospectus in accordance with the instructions set forth in this prospectus and in the Letter of Consent. Consents should be delivered to the Information Agent and not to Carnival Corporation, Carnival plc, the Solicitation Agents or the Information Agent. All consents that are properly completed, signed and delivered to the Information Agent prior to the Expiration Date will be given effect.

        Holders of the Securities should not tender or deliver the Securities at any time.

        Consents by holders who are DTC participants must be executed in exactly the same manner as each such holder's name is registered with DTC. If a consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Letter of Consent appropriate evidence of authority to execute the consent. In addition, if a consent relates to less than the total principal amount of Securities or relates to only one series of Securities which such holder holds through DTC, the holder must list the series and principal amount of Securities that such holder holds through DTC to which the consent relates. If no series or aggregate principal amount of the Securities as to which a consent is delivered is specified, but the Letter of Consent is otherwise properly completed and signed, the holder will be deemed to have consented to the proposed amendments with respect to all Securities that such holder holds through DTC.

        The registered ownership of a Security as of the record date shall be proved by the Trustee, as registrar of the Securities. The ownership of Securities held through DTC by DTC participants shall be established by a DTC security position listing as part of the omnibus proxy provided by DTC as of the record date. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any delivery of consents will be determined by Carnival plc, in its reasonable discretion, which determination will be conclusive and binding. Carnival plc reserves the right to reject any or all Letters of Consent determined by it not to be in proper form or the acceptance of which could, in the opinion of Carnival plc or its counsel, be unlawful. Carnival plc reserves the right to waive any defect or irregularity with regard to any particular Letter of Consent or revocations thereof. Unless waived, any defects or irregularities in connection with consents must be cured within such time as Carnival plc determines. None of Carnival plc, Carnival Corporation or any of their affiliates, the Solicitation Agents, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Letters of Consent or revocations thereof will not be deemed to have been made until any irregularities of defects therein have been cured or waived. Carnival plc's interpretation of the terms and conditions of the consent solicitation shall be conclusive and binding. Consents shall be binding upon the successors, assigns, heirs and legal representatives of the persons delivering consents and the beneficial owners of Securities relating thereto.

Revocability of Consents

        All properly completed and executed consents received prior to the Expiration Date will be counted, notwithstanding any transfer of the Securities to which such consent relates, unless the Information Agent receives from the holder who submitted the consent, or a subsequent holder which has received a proxy from the relevant holder, a written notice of revocation or a changed consent bearing a date prior to the Expiration Date and later than the date of the prior consent. A consent to the proposed amendments by a holder of the Securities will bind the holder and every subsequent holder of such Securities or portion of such Securities, even if notation of the consent is not made on such Securities.

        A transfer of the Securities after the record date must be accompanied by a duly executed proxy from the relevant holder if the subsequent transferee is to have revocation rights with respect to the consent to the proposed amendments.

        Any holder of the Securities as to which a consent has been given may revoke such consent as to such Securities or any portion of such Securities, in integral multiples of US$1,000, by delivering a written notice of revocation or a changed Letter of Consent bearing a date later than the date of the prior Letter of Consent with the Information Agent at any time prior to the Expiration Date.

        To be effective, a notice of revocation must be in writing, must contain the name, address and DTC participant number of the holder, and the aggregate principal amount of the series of Securities to which it relates and must be signed in the same manner as the original Letter of Consent or signed by the transferee of the relevant Securities and accompanied by a duly executed proxy or other authorization from the relevant holder, in form satisfactory to Carnival plc. All revocations of consents must be sent to the Information Agent at its address set forth on the back cover of this prospectus.

        To be effective, the revocation must be executed by the holder of such Securities in the same manner as the name of such holder appears on the books of the register maintained by the Information Agent or as set forth in DTC's position listing without alteration, enlargement or any change whatsoever. If a revocation is signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a company or other person acting in a fiduciary or representative capacity, such person must indicate such fact when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the consent will be effective only as to the Securities listed on the revocation and only if such revocation complies with the provisions of this prospectus and the Letter of Consent. Only a holder of the Securities on the record date is entitled to revoke a consent previously given. A beneficial owner of the Securities must arrange with the holder to execute and deliver on its behalf a revocation of any consent already given with respect to such Securities. A purported notice of revocation that is not received by the Information Agent in a timely fashion and accepted by Carnival plc as a valid revocation will not be effective to revoke a consent previously given.

        A revocation of a consent may only be rescinded by the delivery of a written notice of revocation or the execution and delivery of a new Letter of Consent. A holder who has delivered a revocation may thereafter deliver a new Letter of Consent by following one of the described procedures at any time prior to the Expiration Date.

        Prior to the Expiration Date, Carnival plc intends to consult with the Information Agent to determine whether the Information Agent has received any revocations of consents. Carnival plc reserves the right to contest the validity of any such revocations.

Conditions to the Consent Solicitation

        Notwithstanding any other provision of the consent solicitation, Carnival plc will not be required to enter into the supplemental indenture and Carnival Corporation will not issue the guarantee if the conditions described in "Conditions to the Consent Solicitation and the Issuance of the Guarantee" are not satisfied or waived by Carnival plc and Carnival Corporation.

Expiration Date; Extensions

        The consent solicitation will expire at 5:00 p.m., New York City time, on                        ,        , 2003, or such other date to which Carnival plc extends the consent solicitation, in which case all references to the "Expiration Date" shall be deemed to be references to that later date. The Expiration Date will be at least 20 business days after the date of this prospectus in accordance with Rule 14e-1(a) under the

Exchange Act. Carnival plc reserves the right to extend the consent solicitation at any time and from time to time by giving oral notice, confirmed in writing, or written notice to the Trustee no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any notice of such an extension will be followed by a press release or other public announcement no later than 9:00 a.m. New York City time on the next business day following the previously scheduled Expiration Date. Such announcement or notice may state that Carnival plc is extending the consent solicitation for a specified period of time or on a daily basis. Failure of any holder to receive such notice will not affect the extension of the consent solicitation.

Termination and Amendment of the Consent Solicitation

        In the event that the consent solicitation is terminated, the consents will not be effective, whether or not a holder has delivered a consent on or prior to the Expiration Date. Subject to compliance with any applicable federal or state securities laws, including Rule 14e-1 under the Exchange Act, Carnival plc expressly reserves the right for any reason

  (1)
  to terminate or amend, waive or modify the terms of the consent solicitation, including to change the record date, at any time prior to the Expiration Date by giving oral, confirmed in writing, or written notice of such termination to the Trustee, and

  (2)
  to extend or not to extend the consent solicitation beyond the Expiration Date.

        Similarly, Carnival Corporation reserves the right for any reason to terminate the offering of the guarantee and to amend, waive or modify the terms of the offering of the guarantee prior to the issuance of the guarantee. Any such action by Carnival Corporation will also be done in accordance with applicable federal or state securities laws, including Rule 14e-1 under the Exchange Act. Any action by Carnival plc under clause (1) above will be followed as promptly as practicable by press release or other public announcement or by written notice to the registered holders. Any notice of an extension of the consent solicitation will be by a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

The Solicitation Agents

        Carnival plc and Carnival Corporation have retained each of Merrill Lynch & Co. and UBS Warburg LLC as Solicitation Agents in connection with the consent solicitation. The Solicitation Agents will solicit consents and will receive customary fees and reimbursement for reasonable out-of-pocket expenses. Carnival plc and Carnival Corporation have agreed to indemnify the Solicitation Agents against certain liabilities and expenses in connection with the consent solicitation. At any given time, each of the Solicitation Agents may trade the Securities for its own accounts, or for the accounts of its customers, and accordingly, may hold a long or short position in the Securities.

        Merrill Lynch & Co. and UBS Warburg LLC, from time to time, have provided, and may continue to provide in the future, investment banking, general financing and banking services to Carnival Corporation and Carnival plc, for which they have received or will receive customary compensation from Carnival Corporation and Carnival plc. Merrill Lynch & Co. and UBS Warburg LLC acted as financial advisors to Carnival Corporation in connection with the DLC transaction. Merrill Lynch & Co. and UBS Warburg have been engaged to act as Solicitation Agents, and neither Merrill Lynch & Co. nor UBS Warburg LLC shall be deemed to have guaranteed, or be otherwise responsible for, the performance of any of Carnival plc's obligations in connection with the consent solicitation, of Carnival plc's obligations under the Securities or of Carnival Corporation's obligations under the guarantee.

The Information Agent

        Carnival plc and Carnival Corporation have retained D.F. King & Co., Inc. as Information Agent to assist in responding to questions or requests for assistance in filling out and delivering the Letters of Consent or Instruction Letters or for additional copies of this prospectus, the Letter of Consent or the Instruction Letter and to receive and examine Letters of Consent and tabulate the consents delivered thereby. Carnival plc will pay the Information Agent customary fees, reimburse it for certain expenses and indemnify it against certain liabilities.

        Requests for assistance in filling out and delivering Letters of Consent or Instruction Letters or requests for additional copies of this prospectus, the Letter of Consent or the Instruction Letter may be directed to the Information Agent at the telephone numbers or address set forth on the back cover of this prospectus.

DESCRIPTION OF THE AMENDED SECURITIES

        The Securities were issued pursuant to the Indenture dated as of October 23, 2000 between Carnival plc, P&O Princess Cruises International Limited, referred to as the P&O Princess Guarantor in this section, and The Bank of New York, as Trustee. The following is a summary of some of the provisions of the Securities and the Indenture, as proposed to be amended by the supplemental indenture. This summary is not complete and may not cover information that you may find important. Accordingly, this summary is subject to, and qualified in its entirety by reference to, the detailed provisions of the Indenture and the form of supplemental indenture. Please see the Indenture and the form of supplemental indenture which are exhibits to the registration statement containing this prospectus. You should read the Indenture and the form of supplemental indenture carefully and in their entirety because the Indenture and the form of supplemental indenture, and not this description, will define your rights as a holder of the Securities. You may obtain a copy of the Indenture and the form of supplemental indenture by request directed to the Information Agent. Also, for a description of the proposed amendments to the Indenture that highlight the difference between the proposed changes and the existing provisions of the Indenture, see Annex A—Proposed Amendments.

The following provisions will not be affected by the proposed amendments:

General

        The Securities are direct, unsecured and unsubordinated obligations of Carnival plc and rank equally in right of payment with all other unsecured and unsubordinated obligations of Carnival plc. The notes will mature on June 1, 2007, and the debentures will mature on June 1, 2027.

        The Securities will pay principal and pay interest in US dollars in immediately available funds. The notes bear interest at the rate of 7.30% per annum and the debentures bear interest at the rate of 7.875%, each from their date of issuance. Interest on the Securities is paid semi-annually on June 1 and December 1 in each year to the holders of the Securities as of the record date of the Securities, which is the close of business on the preceding May 15 and November 15, respectively (whether or not a business day). The Securities are not redeemable prior to their maturity, except that, under certain circumstances, the Securities may be redeemed, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with interest thereon to the date fixed for redemption, if Carnival plc, the P&O Princess Guarantor or Carnival Corporation has been or would be required to pay certain additional amounts with respect to the Securities. See "—Additional Amounts" and "—Carnival Corporation Additional Amounts" below. In any case where the date of maturity of the principal of or interest on the Securities or the date fixed for redemption of the Securities falls on a Saturday, Sunday or a day on which banking institutions are closed, whether in London or New York City, then payment of principal, premium, or interest or additional amounts, if any, need not be made on that date at that place but may be made on the next succeeding day which is not, in London or New York City, a Saturday, Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after that date. Interest in respect of any period of less than one year shall be calculated on the basis of a 360-day year of twelve 30-day months. The Securities are not be entitled to the benefit of any sinking fund.

Ranking

        The guarantee and the Securities will be unsubordinated and unsecured obligations and will rank equal to all other existing and future unsubordinated, unsecured indebtedness of Carnival Corporation and Carnival plc, respectively. The Securities will be effectively subordinated to all secured indebtedness of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited and all indebtedness and other liabilities of all subsidiaries of Carnival Corporation and Carnival plc that are not guarantors of the Securities. On a pro forma basis after giving effect to the DLC transaction, as of February 28, 2003, there would have been approximately $6.0 billion of total indebtedness outstanding of Carnival Corporation & plc, based on the indebtedness of Carnival Corporation at February 28, 2003 and the indebtedness of Carnival plc at March 31, 2003. Of this amount, there would have been approximately $1.1 billion of secured indebtedness of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited outstanding and approximately $1.4 billion of indebtedness of non-guarantor subsidiaries outstanding, on a pro forma basis, based on the indebtedness of Carnival Corporation at February 28, 2003 and Carnival plc at March 31, 2003.

Payments

        Payments of principal of, interest on and the redemption price (upon redemption at the option of Carnival plc) of the Securities are made to the Trustee as holder of the Securities. The Trustee makes all such payments to DTC by wire transfer of immediately available funds. Upon receipt by DTC of any such payment from the Trustee, DTC will credit its participants' accounts on the payment date therefore with payments in amounts proportionate to their respective ownership of book-entry Securities as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Securities only). Neither Carnival plc, the Trustee nor the paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry Securities.

        None of Carnival plc, the Trustee, the paying agent, nor any of their respective agents have any responsibility for the performance by DTC or its participants or indirect participants, or by Euroclear or Clearstream and their respective participants, of their respective obligations under the rules and procedures governing any of their operations. DTC has advised Carnival plc that it will take any action permitted to be taken by a holder of beneficial interest in the Securities only at the direction of one or more participants to whose account Securities held by DTC are credited and only in respect of the principal amount of the Securities as to which that participant or participants has or have given such direction.

        All payments are subject in all cases to any applicable laws and regulations, but without prejudice to the provisions of the Securities relating to the payment of additional amounts described below.

        Carnival plc may vary or terminate the appointment of any paying agent or appoint additional or other paying agents or approve any change in the offices through which any paying agent acts, provided that, so long as the Securities are listed on the London Stock Exchange and the rules and regulations of such exchange so require, there will always be a paying agent in London. Any variation, termination, appointment or removal shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 90 days' prior notice thereof shall have been given to the holders of the Securities.

Optional Tax Redemption

        Carnival plc may only redeem the Securities as provided in the following paragraph.

        Carnival plc may redeem the notes and/or the debentures at its option or at the option of the P&O Princess Guarantor at any time, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount of the debentures and/or the notes, together with accrued interest to the date fixed for redemption, if any, if Carnival plc or the P&O Princess Guarantor determines that,

  •
  as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United Kingdom (including any treaty to which the United

    Kingdom is a party) or any political subdivision or taxing authority within the United Kingdom affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of the Indenture, or

  •
  as a result of certificated Securities issued as a consequence of

  •
  DTC being unwilling or unable to continue as, or ceasing to be, a clearing agency registered under the Exchange Act and a successor to DTC registered as a clearing agency under the Exchange Act is not able to be appointed by Carnival plc within 90 days or

  •
  the Trustee is unwilling or unable to continue as Trustee and a successor Trustee is not able to be appointed by Carnival plc within 90 days,

on the occasion of the next payment of principal or interest in respect of the notes and/or the debentures Carnival plc or the P&O Princess Guarantor would be obligated to pay additional amounts (including as a result of a deduction or withholding on payments made by the Trustee) and such obligation cannot be avoided by Carnival plc or the P&O Princess Guarantor, as the case may be, taking reasonable measures available to it. For this purpose, such reasonable measures does not include, where relevant, the issuance of certificated Securities at the option of Carnival plc to holders of book-entry Securities in lieu of redeeming the Securities under the circumstances set forth above, except in circumstances where the issuance of such certificated Securities would not require Carnival plc or the P&O Princess Guarantor to pay any additional amounts.

        Prior to the giving of any notice of redemption of the Securities pursuant to the foregoing, Carnival plc will deliver to the Trustee an opinion of independent legal counsel (of recognized standing and selected by Carnival plc) stating that Carnival plc is entitled to effect the redemption, together with a certificate of Carnival plc setting forth a statement of facts showing that the conditions precedent to the right of Carnival plc so to redeem have occurred.

        In the event that a corporation organized under the laws of a jurisdiction other than the United Kingdom or the United States or any political subdivision thereof assumes the obligations of Carnival plc or the P&O Princess Guarantor under the Securities pursuant to the terms and conditions of the Indenture, the party assuming Carnival plc's or the P&O Princess Guarantor's obligations will be entitled to redeem the Securities subject to the terms of the preceding paragraph, substituting the name of its jurisdiction of organization for the United Kingdom and the date it assumed Carnival plc's or the P&O Princess Guarantor's obligations for the date of the Indenture.

        Carnival plc, or any third party assuming Carnival plc's obligations, will give notice of redemption of the Securities as provided above not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no notice of redemption will be given earlier than 60 days prior to the earliest date on which Carnival plc or the P&O Princess Guarantor would be required to pay additional amounts if a payment in respect of the Securities was then due, all as provided in the Indenture. Once Carnival plc, or any third party assuming Carnival plc's obligations, has given notice, the Securities will become irrevocably due and payable on the date fixed for redemption and will be paid the redemption price, together with accrued interest to the date fixed for redemption, at the place or places of payment and in the manner specified in the Securities.

        From and after the redemption date, if money for the redemption of the Securities called for redemption has been made available, as provided in the Securities called for redemption, on the redemption date, the Securities called for redemption will cease to bear interest, and the only right of the holders of the Securities called for redemption will be to receive payment of the redemption price and all unpaid interest accrued to the date of redemption.

Additional Amounts

        All payments of, or in respect of, principal and interest made by Carnival plc or the P&O Princess Guarantor in respect of any Security is made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or by or within any political subdivision thereof or any authority therein having power to tax, unless such taxes, duties, assessments or governmental charges are required by law to be withheld or deducted. If any deduction or withholding for any present or future taxes, duties, assessments or other governmental charges of the United Kingdom (or any political subdivision or taxing authority within the United Kingdom) is at any time be required by the United Kingdom (or any political subdivision or taxing authority within the United Kingdom) in respect of the payment of any amounts by Carnival plc or the P&O Princess Guarantor on the Securities, Carnival plc or the P&O Princess Guarantor, as the case may be, will pay to a holder of a Security who is not a resident in the United Kingdom for UK tax purposes such additional amounts as may be necessary in order that the net amounts paid to such holder, after such deduction or withholding, is not less than the amounts specified in the Security affected to which its holder is entitled; provided, however, that no such payment of additional amounts to a holder will be required for or on account of:

  •
  any tax, duty, assessment or other governmental charge which would not have been imposed, withheld or deducted but for

  •
  the existence of any present or former connection between the holder or beneficial owner of a Security (or between a fiduciary, settler, beneficiary, member or shareholder or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom (or any political subdivision or territory or possession within the United Kingdom or area subject to its jurisdiction), including, without limitation, the holder or beneficial owner (or the fiduciary, settler, beneficiary, member, shareholder or possessor) being or having been domiciliary, national or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment, office, branch or fixed base therein or otherwise having or having had some connection with the United Kingdom (or such political subdivision, territory or possession of the United Kingdom or area subject to its jurisdiction) other than the holding or ownership of a Security or the collection of principal of and interest, if any, on, or the enforcement of, a Security or

  •
  the presentation of a Security, where presentation is required, for payment

  •
  in the United Kingdom or

  •
  on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to the additional amounts if it had presented its Security for payment on any day within the 30 day period;

  •
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  •
  any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of, or in respect of, principal of, or any interest on, the Securities;

  •
  any tax, duty, assessment or other governmental charge that is imposed, deducted or withheld by reason of the failure to comply by the holder or the beneficial owner of a Security or the beneficial owner of any payment on the Security with a request of Carnival plc or the P&O

    Guarantor addressed to the holder to provide information concerning the nationality, residence, identity or connection with the United Kingdom or any political subdivision or taxing authority thereof of the holder or such beneficial owner or to make any declaration or other similar claim to satisfy any information or reporting requirement, which in either case, is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the taxing jurisdiction as a precondition to exemption from withholding or deduction of all or part of such tax, duty, assessment or other governmental charge;

  •
  any tax, duty, assessment or other governmental charge which is payable in respect of any payments on a certificated Security issued at the request of the holder on or after the occurrence of an event of default, see "—Events of Default" below; or

  •
  any combination of the above items;

nor will additional amounts be paid with respect to any payment of the principal of, or any interest on, any Security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent the payment would be required by the laws of the United Kingdom (or any political subdivision or taxing authority within the United Kingdom) to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or to a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the Security.

Defeasance

        Carnival plc or the P&O Princess Guarantor may

  •
  discharge any and all of its obligations in respect of the Securities, except for certain obligations to issue temporary Securities, to register certificated Securities, mutilated, lost or stolen Securities and to maintain paying agencies, and except for the right of the holders of the Securities to receive payments of principal, premium and interest and liquidated damages, if any, and the rights, obligations and immunities of the Trustee, referred to as "legal defeasance," or

  •
  release any and all of its obligations with respect to certain covenants that are described in the Indenture, referred to as "covenant defeasance," and any omission to comply with such obligations will not constitute a default or event of default with respect to such Securities, upon the deposit with the Trustee, in trust, of US dollars and/or obligations issued by the United States which though the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium and liquidated damages, if any) and each installment of interest on such Securities on the stated maturity of those payments or on a selected date of redemption or on the remaining dates in accordance with the terms of the Indenture and the Securities.

        Such a trust may only be established for legal defeasance if, among other things, the Trustee has received an opinion of counsel

  •
  to the effect that neither the trust nor the Trustee will be required to register as an investment company under the US Investment Company Act of 1940, as amended, and

  •
  to the effect that the holders of such Securities will not recognize income, gain or loss for US federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to US federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. This opinion of counsel must be based on either a private ruling of the US Internal Revenue Service concerning the Securities, a published ruling of the US Internal Revenue Service or a change in the applicable US federal income tax law.

        Such a trust may only be established for covenant defeasance if, among other things, the Trustee has received an opinion of counsel to the effect that the holders of such Securities will not recognize income, gain or loss for US federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to US federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

Modification and Waiver

        Modifications of and amendments to the Indenture may be made by Carnival plc, the P&O Princess Guarantor and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes or debentures, as the case may be; provided that no such modification, amendment, waiver or consent may, without the consent of each holder affected thereby,

  •
  change the stated maturity of the principal or any installment of interest and liquidated damages on any such Security,

  •
  reduce the principal, premium, interest or liquidated damages, if any, or additional amounts on any such Security,

  •
  reduce the amount payable in the event of redemption or default,

  •
  change the place or currency of payment of principal, premiums, interest or liquidated damages, if any, or additional amounts,

  •
  change the obligation of Carnival plc or the P&O Princess Guarantor to pay additional amounts (except as otherwise permitted by such Securities),

  •
  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of such Securities,

  •
  amend or modify the provisions relating to additional amounts,

  •
  reduce the above-stated percentage of aggregate principal amount of the Securities outstanding necessary to modify or amend the Indenture or to waive any future compliance or past default,

  •
  subordinate in right of payment, or otherwise subordinate, the Securities to any other indebtedness or obligation of Carnival plc, the P&O Princess Guarantor or any restricted subsidiary, as the case may be,

  •
  waive a past default or an event of default in the payment of principal, premiums, interest and liquidated damages, if any, on the Securities (except a rescission of acceleration of the Securities by the holders of at least a majority in aggregate principal amount of the Securities and a waiver of the payment default that resulted from such acceleration), or

  •
  any change in the foregoing amendment and waiver provisions.

        Any modifications, amendments or waivers to the Indenture, the guarantee of the P&O Princess Guarantor or to the terms and conditions of the Securities will be conclusive and binding on all holders of the Securities, whether or not they have given consent, and on all future holders of the Securities, whether or not notation of such modification, amendments or waivers is made upon the Securities. Any instrument given by or on behalf of any holder of any Security in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of the Security.

        Carnival plc, the P&O Princess Guarantor and the Trustee may, upon agreement between themselves, without the vote or consent of any holder of notes or debentures, as the case may be,

modify, amend or supplement the Indenture, the guarantee of the P&O Princess Guarantor or such Securities for the purpose of

  •
  providing for the assumption of Carnival plc's or the P&O Princess Guarantor's obligations to the holders in the case of a merger or consolidation or sale of substantially all its assets,

  •
  complying with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the US Trust Indenture Act of 1939, as amended,

  •
  surrendering any right or power conferred upon Carnival plc or the P&O Princess Guarantor,

  •
  securing the Securities pursuant to the requirements of the Indenture, the Securities or otherwise,

  •
  curing any ambiguity, defect or inconsistency contained in the Indenture or in the Securities in a manner which does not adversely affect the interest of any such holder in any material respect, or

  •
  effecting any amendment which Carnival plc, the P&O Princess Guarantor and the Trustee may determine that would provide any additional rights or benefits to the holders or that will not adversely affect the interest of any such holder in any material respect.

The following provisions will be added and/or changed by the proposed amendments:

Carnival Corporation Additional Amounts

        Carnival plc will cause all payments made by Carnival Corporation pursuant to the guarantee in respect of the Securities to be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of the Republic of Panama (or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to Carnival Corporation, to the extent that such taxes become applicable as a result of the successor corporation becoming the obligor on the Securities) or any political subdivision or taxing authority thereof or therein or, if deduction or withholding of any such Panamanian taxes shall at any time be required by the Republic of Panama (or the jurisdiction of incorporation (other than the United States) of a successor corporation to Carnival Corporation) or any such subdivision or authority, Carnival plc shall cause Carnival Corporation to pay such additional amounts as may be necessary in order that the net amounts paid to each holder pursuant to the terms of the supplemental indenture after such deduction or withholding shall equal the amounts then due and payable under the terms of this Agreement; provided, however, that the foregoing shall not apply to:

  •
  any present or future Panamanian taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of such Security being or having been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision or otherwise having or having had some connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision other than the holding or ownership of a Security, or the collection of principal of and interest, if any, on, or the enforcement of, a Security,

  •
  any present or future Panamanian taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, such Security was presented for payment on a date more than thirty days after the date such payment became due and payable or was provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented its Security for payment on any day within the 30 day period,

  •
  any present or future Panamanian taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply by the holder with a request of Carnival Corporation addressed to the holder to provide information concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or any political subdivision or taxing authority thereof of the holder or beneficial owner of such Security or to make any declaration or other similar claim to satisfy any information or reporting requirement, which in either case, is required by statute or by rules or regulations of the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision or taxing authority as a precondition to relief or exemption from withholding or deduction of any Panamanian taxes,

  •
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  •
  any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of (or in respect of) principal of, or any interest on, the Securities;

  •
  any tax, duty, assessment or other governmental charge which is payable in respect of any payments on a certificated Security issued at the request of the holder on or after the occurrence of an event of default; or

  •
  any combination of the above items;

nor will additional amounts be paid with respect to any payment of principal of, or any interest on, any Security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent the payment would be required by the laws of the Republic of Panama or the jurisdiction of incorporation of a successor corporation to Carnival Corporation or any political subdivision or taxing authority thereof or therein to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or to a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the Security.

Certain Covenants of Carnival plc

Limitations on Liens

        The Securities provide that, for so long as any of the Securities remain outstanding, Carnival plc shall not and shall not permit Carnival Corporation or any subsidiary of which Carnival plc and/or Carnival Corporation owns, directly or indirectly, at least 80% of the subsidiary's voting shares, to create, incur, guarantee or assume any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, collectively referred to in this document as "debt," secured by a mortgage, pledge, security interest, lien or other similar encumbrance, referred to in this document as a "mortgage" or "mortgages," on any principal property or on any shares of stock or indebtedness of any restricted subsidiary, without effectively providing concurrently with the creation, incurrence, guarantee or assumption of such debt that the Securities (together with, if the relevant obligor so determines, any other debt of Carnival plc, Carnival Corporation or any of their respective subsidiaries, then existing or thereafter created ranking equally with the Securities) will be secured equally and ratably with, or prior to, that debt, so long as that debt will be so secured, except that this restriction will not apply to:

  •
  mortgages on property, shares of stock or indebtedness of any person, existing at the time such person becomes a subsidiary of Carnival plc or Carnival Corporation, provided that any such mortgage was not created in contemplation of such person becoming a subsidiary of Carnival plc or Carnival Corporation,

  •
  mortgages on property or shares of stock existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or all or part of the cost of the improvement, construction, alteration or repair of any property, ship, building, equipment or facilities or of any other improvements on all or any part of such property or to secure any debt incurred prior to, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of such shares and, in the case of property, the later of the acquisition, the completion of construction, including any improvements, alterations or repairs on an existing property, or the commencement of commercial operation of such property, which debt is incurred for the purpose of financing all or any part of the purchase price thereof or all or part of the cost of improvement, construction, alteration or repair thereon,

  •
  mortgages of Carnival plc or any subsidiary of Carnival plc existing at the date of the Indenture,

  •
  mortgages of Carnival Corporation or any subsidiary of Carnival Corporation existing at the date of the supplemental indenture,

  •
  mortgages on property owned or held by any person or on shares of stock, other equity interests or indebtedness of any person, in either case existing at the time such person is merged into or consolidated or amalgamated with either Carnival plc, Carnival Corporation or any of their subsidiaries or at the time of a sale, lease or other disposition of property of a person or a sale or other disposition of stock of a person as an entirety or substantially as an entirety to Carnival plc, Carnival Corporation or any of their subsidiaries, provided that any such mortgage was not created in contemplation of such person becoming a subsidiary of Carnival plc or Carnival Corporation,

  •
  mortgages arising by operation of law, other than by reason of default,

  •
  mortgages arising through litigation, legal proceeding or judgment and not giving rise to an event of default,

  •
  mortgages to secure debt incurred in the ordinary course of business, including, but not limited to,

  •
  any mechanic's, materialmen's, carrier's, workmen's, vendor's or other like mortgages,

  •
  any mortgages securing amounts in connection with workers' compensation, unemployment insurance and other types of social security,

  •
  any easements, rights-of-way, restrictions and other similar charges,

  •
  any mortgages arising out of consignment or similar arrangements for the sale of goods entered into by Carnival plc, Carnival Corporation or any of their subsidiaries, and

  •
  any mortgages to secure debt maturing not more than 12 months from the date incurred,

  •
  mortgages to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the mortgage relates to a principal property to which such project has been undertaken and recourse of the creditors in respect of such mortgage is substantially limited to such project and principal property,

  •
  mortgages created to secure debt of Carnival plc, Carnival Corporation or any of their subsidiaries under any options, futures, swaps, short sale contracts or similar or related instruments which relate to the purchase or sale of securities, commodities or currencies,

  •
  mortgages in favor of customs and revenues authorities to secure payment of customs duties in connection with the importation of goods,

  •
  leases or subleases granted to others not interfering in any material respect with the business of Carnival plc, Carnival Corporation or any of their subsidiaries,

  •
  mortgages encumbering property or assets under construction arising from progress or partial payments by a customer of Carnival plc, Carnival Corporation or any of their subsidiaries relating to such property or assets,

  •
  rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of Carnival plc, Carnival Corporation or any of their subsidiaries,

  •
  mortgages encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Carnival plc, Carnival Corporation or any of their subsidiaries,

  •
  mortgages on any property of Carnival plc, Carnival Corporation or any restricted subsidiary in favor of the federal government of the United States or the government of any state thereof or the government of the United Kingdom, or the European Union, or any instrumentality of any of them, securing the obligations of Carnival plc, Carnival Corporation or any of their subsidiaries pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes,

  •
  mortgages securing taxes or assessments or other applicable charges or levies,

  •
  mortgages securing industrial revenue, development or similar bonds issued by or for the benefit of Carnival plc, Carnival Corporation or any of their subsidiaries, provided that such industrial revenue, development or similar bonds are nonrecourse to Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation, and

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any mortgage referred to in the foregoing clauses, or of any debt secured thereby; provided that the principal amount of debt secured thereby will not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement mortgage will be limited to all or any part of the same property or shares of stock that secured the mortgage extended, renewed or replaced (plus improvements on such property), or property received or shares of stock issued in substitution or exchange therefor.

        Notwithstanding the foregoing, Carnival plc, Carnival Corporation or any subsidiary of Carnival plc or Carnival Corporation of which Carnival plc or Carnival Corporation owns, directly or indirectly, at least 80% of such subsidiary's voting shares may create, incur, guarantee or assume debt secured by a mortgage or mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such debt of Carnival plc, Carnival Corporation or of such subsidiary of Carnival plc or Carnival Corporation secured by a mortgage and Carnival Corporation & plc's attributable debt in respect of sale and leaseback transactions (other than attributable debt in respect of sale and leaseback transactions permitted because the relevant member of Carnival Corporation & plc would be entitled to create, incur, guarantee or assume such debt secured by a mortgage on the property to be leased without equally and ratably securing the Securities pursuant to the preceding paragraph and other than a sale and leaseback transaction the proceeds of which have been applied within twelve months after its consummation to the net proceeds to the retirement or repayment of funded debt (as described in more detail in the third bullet point under "—Limitation on Sale and Leaseback Transactions" below)), does not at the time such debt is incurred exceed 20% of consolidated net tangible assets.

Limitations on Sale and Leaseback Transactions

        The Securities provide that, for so long as any of the Securities remains outstanding, Carnival plc shall not and shall not permit Carnival Corporation or any subsidiary of which Carnival plc and/or Carnival Corporation owns, directly or indirectly, at least 80% of such subsidiary's voting shares, to enter into any arrangement with a third party, not including Carnival plc, Carnival Corporation or any of their respective subsidiaries, providing for the leasing by Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation for a period, including renewals, in excess of three years, of any principal property which has been owned by Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation for more than 270 days and which has been or is to be sold or transferred by Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation to the third party, referred to in this document as a "sale and leaseback transaction," unless, after giving effect thereto, the aggregate amount of all attributable debt with respect to all of these sale and leaseback transactions plus all the debt of Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation incurred, issued, assumed or guaranteed and secured by a mortgage or mortgages (with the exception of debt secured by a mortgage or mortgages on property that Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation would be entitled to create, incur, issue, guarantee or assume without equally and ratably securing the Securities pursuant to the provisions of the Securities referred to under "—Limitation on Liens" above) does not exceed 20% of consolidated net tangible assets. This restriction will not apply to any sale and leaseback transaction if

  •
  Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation would be entitled to create, incur, issue, guarantee or assume debt secured by a mortgage or mortgages on the principal property to be leased without equally and ratably securing the Securities pursuant to the provisions of the Securities referred to under "—Limitations on Liens" above,

  •
  within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after the consummation of such sale and leaseback transaction, Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation has expended or will expend for any principal property (including capital improvements thereon) an amount equal to

  —
  the net proceeds or

  —
  the part of the net proceeds which Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation has elected not to apply in the manner described in the following clause; or

  •
  Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation, within twelve months after the consummation of any sale and leaseback transaction, applies an amount equal to the net proceeds (less any amount expended for principal property under the immediately preceding clause) to the retirement or repayment of funded debt of Carnival plc, Carnival Corporation or such subsidiary of Carnival plc or Carnival Corporation ranking equally in right of payment with the Securities or funded debt of a subsidiary of Carnival Corporation or Carnival plc. No retirement referred to in this clause may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision (unless such repayment is required due to the receipt of the net proceeds).

        For the purposes of these covenants and events of default discussed below, terms set forth below have the following meanings:

        "attributable debt" means, as to any lease in respect of a sale and leaseback transaction, as of the date of determination, the lesser of

  •
  the fair value of the property subject to the sale and leaseback transaction (as determined by the board of directors of Carnival plc) and

  •
  the present value (discounted at a rate equal to the weighted average of the rate of interest on all Securities then issued and outstanding under the Indenture, compounded semi-annually) of the total amount of rent required to be paid under such lease during the remaining term thereof, including any period for which such lease has been extended. Such rental payments will not include amounts payable by or on behalf of the lessee on account of maintenance and repairs, crewing/manning, insurance, taxes, assessments, water rates and similar charges.

        "Carnival 10-Ks" means the annual reports on Form 10-K of Carnival Corporation (or any successor or equivalent form thereto).

        "Carnival Corporation & plc company" means any of Carnival Corporation, Carnival plc and any of their respective subsidiaries.

        "consolidated net tangible assets" means the aggregate amount of total assets of Carnival Corporation & plc after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents and other like intangible assets, as shown in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2003, such amount may be calculated based upon the pro forma combined balance sheet of Carnival Corporation and Carnival plc as of November 30, 2002, as filed with the Commission.

        "funded debt" means any indebtedness which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from, the date of creation thereof.

        "net proceeds" means the greater of (1) the net proceeds received by Carnival plc or any restricted subsidiary from a transaction described in "—Limitation on Sale and Leaseback Transactions" and (2) the fair market value of the principal property so sold at the time of entering into such transaction, as determined by the board of directors.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "principal property" means (i) any ship or real estate property, owned or leased by a Carnival Corporation & plc company which has a net book value exceeding the greater of $25,000,000 or 0.5% of the consolidated net tangible assets, and (ii) any shares of capital stock of any Carnival Corporation & plc company owning any of these ships or real estate properties.

        "restricted subsidiary" means any subsidiary of Carnival plc or Carnival Corporation (including any newly acquired or newly formed subsidiary of Carnival Corporation or Carnival plc) which owns a principal property.

Events of Default

        An event of default will occur under the notes or the debentures, as the case may be, in the following events;

  (1)
  default in any payment when due of principal of any of the notes or the debentures, as the case may be;

  (2)
  default in payment of any installment of interest, liquidated damages or additional amounts for a period of 30 days after the date when due;

  (3)
  default in performance of any other covenant of Carnival plc or the P&O Princess Guarantor in the Indenture of the guarantee continued for 90 days after appropriate notice;

  (4)
  default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Carnival plc, Carnival Corporation or any principal subsidiary having an aggregate principal amount outstanding of the greater of £25,000,000 or 0.5% of consolidated net tangible assets (or their respective equivalents in any other currency) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Carnival plc or any principal subsidiary, whether such indebtedness now exists or will hereafter be created which default will have resulted in such indebtedness of the greater of £25,000,000 or 0.5% (or their respective equivalents in any other currency) of consolidated net tangible assets becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice is provided to Carnival plc;

  (5)
  certain events of bankruptcy, insolvency or reorganization relating to either Carnival plc, Carnival Corporation or the P&O Princess Guarantor (under bankruptcy, insolvency or similar laws), including certain involuntary events of bankruptcy, insolvency or reorganization that are not cured;

provided, however, that it will not be an event of default under clause (4) if the bond, debenture, note or other evidence of indebtedness in question is the subject of non-recourse financing arrangement under which the lender's right of recourse is limited to a specific asset of the relevant member of the group and there is no further recourse by the relevant creditor against the general assets of Carnival plc, Carnival Corporation, the P&O Princess Guarantor or a principal subsidiary; and provided, further, that it will not be an event of default under clause (5) if the event in question relates solely to property of Carnival plc, Carnival Corporation, the P&O Princess Guarantor or a subsidiary of Carnival plc or Carnival Corporation that is the subject of a non-recourse financing arrangement described in the previous proviso, and if such event does not, directly or indirectly, give further recourse by the relevant creditor to the general assets (or any other property) of Carnival plc, Carnival Corporation, the P&O Princess Guarantor or a principal subsidiary.

        If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes or debentures, as the case may be, then outstanding by written notice to Carnival plc (and to the Trustee if such notice is given by the holders), may declare the notes or debentures, as the case may be, to be immediately due and payable at 100% of the principal amount thereof, plus premium, accrued and unpaid interest thereon and liquidated damages, if any, to the date of such declaration. Upon a declaration of acceleration, such principal, premium and accrued interest and liquidated damages, if any, shall be immediately due and payable. Notwithstanding the foregoing, if a voluntary event of bankruptcy, insolvency or reorganization (under bankruptcy, insolvency or similar laws) will occur, the Securities will be immediately due and payable without any declaration or other act on the part of the holders of the Securities.

        The holders of at least a majority in principal amount of the outstanding notes or debentures, as the case may be, by written notice to Carnival plc and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, in addition to certain other covenants,

  •
  all existing events of default, other than the nonpayment of principal, premium and accrued interest and liquidated damages, if any, on the notes or debentures, as the case may be, that have become due solely by such declaration or occurrence of acceleration, have been cured or waived, and

  •
  the rescission would not conflict with any judgment, decree or order of a court of competent jurisdiction.

        The holders of at least a majority in aggregate principal amount of the outstanding notes or debentures, as the case may be, by notice to the Trustee, may waive an existing default or event of default and its consequences under the Indenture except a default in the payment of principal, premium and accrued interest and liquidated damages, if any, on the notes or the debentures, as the case may be, or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding note or debenture affected.

        The holders of at least a majority in aggregate principal amount of the outstanding notes or debentures, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the notes or the debentures, as the case may be, not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the notes or the debentures. A holder may not pursue any remedy with respect to the Indenture or the notes or the debentures, as the case may be, unless:

  •
  the holder gives the Trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of outstanding notes or debentures, as the case may be, make a written request to the Trustee to pursue the remedy;

  •
  such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense (including the reasonable fees and expenses of its counsel);

  •
  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  •
  during such 60-day period, the holder of a majority in aggregate principal amount of the outstanding notes or debentures, as the case may be, do not give the Trustee a direction that is inconsistent with this request.

        However, such limitations do not apply to the right any holder of a note or a debenture to receive payment of the principal and accrued interest on such note or debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes or the debentures, as the case may be, which right shall not be impaired or affected without the consent of such holder.

        For the purposes of this section, terms set forth below have the following meanings:

        "principal subsidiary" means a subsidiary of Carnival plc or Carnival Corporation

  •
  whose relevant total assets are 10% or more of consolidated relevant total assets or

  •
  whose operating revenue is 10% or more of consolidated operating revenue.

        "relevant total assets" means, in relation to a subsidiary of Carnival plc or Carnival Corporation, its total assets, less the aggregate of all receivables due from other Carnival Corporation & plc companies and all intangible assets (including, without limitation, goodwill), as shown as of the end of the most recent fiscal year in its latest annual audited or unaudited, as the case may be, unconsolidated balance sheet from time to time.

        "consolidated relevant total assets" means Carnival Corporation & plc's total assets less all intangible assets (including, without limitation, goodwill) as of the end of the most recent fiscal year as shown in the audited consolidated balance sheet contained in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2003, such amount shall be calculated based upon the pro forma combined balance sheet of Carnival Corporation and Carnival plc as of November 30, 2002 as filed with the Commission.

        "operating revenue" means, in relation to a subsidiary, its total revenue for the most recent fiscal year as shown in such entity's latest audited or unaudited, as the case may be, unconsolidated accounts.

        "consolidated operating revenue" means Carnival Corporation & plc's total revenue for the most recent fiscal year as shown in the audited consolidated accounts contained in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the latest Carnival 10-K for the year ending November 30, 2004, such amount shall be calculated based upon the pro forma combined statement of operations of Carnival Corporation and Carnival plc for the year ended November 30, 2002 or the year ended November 30, 2003, as available and filed with the Commission or otherwise provided to the Trustee by Carnival plc.

Consolidation, Merger and Sale of Assets; Assumption of Obligations

        Under the Securities and the Indenture, Carnival plc or the P&O Princess Guarantor may consolidate with or merge into any other corporation, or sell, convey or transfer all or substantially all of its assets, to any other person, without the consent of the holders of the Securities, provided that the purchasing or transferee corporation or the successor, continuing or resulting corporation in the case of a merger or consolidation (if Carnival plc or the P&O Princess Guarantor, as the case may be, is not the surviving corporation), as the case may be:

  •
  is an entity in an European Union member state, an Organization for Economic Co-operation and Development member nation, or a European Free Trade Association member nation, in each case other than Greece, Lichtenstein, Mexico or Turkey;

  •
  expressly assumes, by an amendment to the Indenture and the Securities or the guarantee, as the case may be, pursuant to the Indenture, the obligations of Carnival plc or the P&O Princess Guarantor, as the case may be, under the Indenture and the Securities or the guarantee, as the case may be, and the due and punctual performance and observance of all the covenants and conditions to be performed or observed by Carnival plc or the P&O Princess Guarantor, as the case may be, pursuant to the Indenture and the Securities or the guarantee, as the case may be;

  •
  if the corporation is organized under the laws of a foreign jurisdiction, other than the United Kingdom, agrees to assume Carnival plc's or the P&O Princess Guarantor's obligations under the Securities to pay additional amounts as discussed under "—Additional Amounts" above, substituting the name of the foreign jurisdiction for the United Kingdom in each place that it appears therein. It will be a condition to any consolidation, merger, sale of assets or assumption under this section that immediately after giving effect to such consolidation, merger, sale of assets or assumption no event of default (and no event which, after notice or lapse of time or both, would become an event of default) will have occurred and be continuing.

        Notwithstanding the foregoing, if the guarantee issued by Carnival Corporation is in effect immediately prior to a consolidation, merger, sale, conveyance, transfer or other disposition of assets and such transaction is not prohibited by the agreements relating to the DLC transaction, in the case of

  •
  any merger or consolidation by Carnival plc, the P&O Princess Guarantor or any restricted subsidiaries with Carnival Corporation or any of its subsidiaries,

  •
  any sale, conveyance, transfer or other disposition of assets by Carnival plc, the P&O Princess Guarantor or any restricted subsidiaries to Carnival Corporation or any of its subsidiaries,

        the first bullet point under this section shall be deemed to have been satisfied.

        Carnival plc will not lease all or substantially all of its assets to any person.

        An assumption by any person of the obligations of Carnival plc, the P&O Princess Guarantor or Carnival Corporation under the Securities might be deemed, for US federal income tax purposes, to be an exchange of the Securities by the holders thereof for other securities resulting in the recognition by such holders of gain or loss for US federal income tax purposes and possibly other adverse US tax consequences.

DESCRIPTION OF THE GUARANTEE

        In return for consents to the proposed amendments to the Indenture, Carnival Corporation is offering to guarantee Carnival plc's obligations under the Securities and the Indenture on an unsubordinated, unsecured basis. Carnival Corporation will guarantee these obligations by entering into a separate agreement relating to its deed of guarantee, which Carnival plc and Carnival Corporation executed at the closing of the DLC transaction. At the closing of the DLC transaction, Carnival plc and Carnival Corporation also executed a separate deed of guarantee reciprocal to Carnival Corporation's, under which Carnival plc guaranteed specified obligations of Carnival Corporation's creditors. The following description is a summary of the material provisions of the guarantee. The summary is not complete and may not cover information that you may find important. Accordingly, this summary is subject to, and qualified in its entirety by reference to, the detailed provisions of the deed of guarantee and the form of the agreement relating to the deed of guarantee to be entered into upon the successful completion of the consent solicitation. Please see Carnival Corporation's deed of guarantee and the form of the agreement relating to the deed of guarantee, which are exhibits to the registration statement containing this prospectus. You should read Carnival Corporation's deed of guarantee and the form of the agreement relating to the deed of guarantee and the form of supplemental deed carefully and in their entirety because it, and not this description, defines your rights under the guarantee.

Form of Guarantee

        The guarantee will be offered in uncertificated form, subject to the satisfaction or waiver of the conditions described in "Conditions to the Consent Solicitation and the Issuance of the Guarantee." It will not be necessary for new certificates evidencing the Securities to be issued.

Obligations Guaranteed

        Under Carnival Corporation's deed of guarantee, Carnival Corporation has fully, unconditionally and irrevocably undertaken and promised to Carnival plc that Carnival Corporation will, as a continuing obligation, make to the creditor to whom or to which it is owed the proper and punctual payment of each of the following obligations, following written demand on the relevant primary obligor, if for any reason Carnival plc does not make such payment on the relevant due date:

  •
  any contractual monetary obligations owed to creditors of Carnival plc incurred under an agreement entered into after completion of the DLC transaction;

  •
  any contractual monetary obligations of other persons, referred to as principal debtors, which are guaranteed by Carnival plc and incurred under an agreement entered into after completion of the DLC transaction; and

  •
  any other obligation of any kind that may be agreed in writing between Carnival Corporation and Carnival plc.

Carnival Corporation's deed of guarantee provides that the creditors to whom Carnival plc's obligations are owed are intended third party beneficiaries of Carnival Corporation's deed of guarantee. Subject to protective procedures for existing and new beneficiaries of Carnival Corporation's guarantee, Carnival plc and Carnival Corporation may exclude obligations from coverage under the guarantee by agreement, as described below under "—Exclusions from the Guarantee." In order to impose the guarantee offered under this prospectus, Carnival plc and Carnival Corporation will agree under a separate agreement relating to the deed of guarantee that each series of the Securities is among those obligations to be covered by Carnival Corporation's deed of guarantee.

        Should any obligation not be recoverable from Carnival Corporation as a result of the obligation becoming void, voidable or unenforceable against Carnival plc, Carnival Corporation also has agreed that it will, as sole, original and independent obligor, make payment on such obligation by way of a full indemnity. Unless otherwise provided in the guarantee, Carnival Corporation's liabilities and obligations under the guarantee will remain in force notwithstanding any act, omission, neglect, event or matter which would not affect or discharge the liabilities of Carnival plc owed to the relevant creditor, including, without limitation:

  •
  anything which would have discharged Carnival Corporation, wholly or in part, but not Carnival plc;

  •
  anything which would have offered Carnival Corporation, but not Carnival plc, any legal or equitable defense; and

  •
  any winding-up, insolvency, dissolution and/or analogous proceeding of, or any change in constitution or corporate identity or loss of corporate identity by, Carnival plc or any other person or entity.

        In the event that Carnival Corporation is required under the guarantee to make a payment to a creditor, Carnival plc will reimburse Carnival Corporation for those payments.

Exclusions from the Guarantee

        Carnival plc and Carnival Corporation may, by entering into a supplemental deed of guarantee and by giving the required notice, exclude from the scope of the guarantee obligations of a particular type, or a particular obligation or obligations, incurred after a specified date. The specified date must be:

  •
  in the case of obligations of a particular type, at least three months after the date on which notice of the relevant exclusion is given, or

  •
  in the case of a particular obligation, at least five business days, or such shorter period as the relevant creditor may agree, after the date on which notice is given to the relevant creditor.

However, no such agreement or exclusion shall be effective with respect to any obligation incurred before, or arising out of, any credit or similar facility available for use at, the time at which the relevant agreement or exclusion becomes effective. Therefore, under this provision Carnival Corporation and Carnival plc would not be able to exclude the Securities or the Indenture from the scope of the guarantee after the guarantee becomes effective with respect to the Securities without the consent of the Trustee and the requisite holders of the Securities.

No Defense, Set-off and Counterclaim

        In respect of any claim against Carnival Corporation by a creditor under the guarantee, Carnival Corporation will not have available to it:

  •
  by way of defense or set-off, any matter that arises from or in connection with the guarantee, and which would have been available to Carnival Corporation by way of defense or set-off if the proceedings had been brought against Carnival Corporation by Carnival plc,

  •
  by way of defense or set-off, any matter that would have been available to Carnival Corporation by way of defense or set-off against a creditor if the creditor had been a party to the guarantee, or

  •
  by way of counterclaim any matter not arising from the guarantee that would have been available to Carnival Corporation by way of counterclaim against a creditor if the creditor had been a party to the guarantee.

Governing Law and Jurisdiction

        Carnival Corporation's deed of guarantee and the agreement relating to the deed of guarantee are governed and construed in accordance with the laws of the Isle of Man. All actions or proceedings arising out of or in connection with Carnival Corporation's deed of guarantee and the agreement relating to the deed of guarantee must be exclusively brought in courts in England. In addition, the issuance of the guarantee will not affect the governing law of the Securities and the Indenture, which will continue to be governed by the laws of the State of New York. The jurisdictional provisions contained in the Securities and the Indenture will also be unaffected by the guarantee. It is therefore likely that the governing law and the jurisdiction in which actions may be brought in respect of the guarantee will be different from those for the Securities and the Indenture. See "Risk Factors—Risks Relating to the Guarantee—Carnival Corporation's guarantee is governed by the laws of a foreign jurisdiction, and an action to enforce the guarantee must be brought in the courts of England."

Termination

        No termination of Carnival Corporation's deed of guarantee will be effective with respect to any obligation under the guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the termination becomes effective. Therefore, if the guarantee becomes effective with respect to the Securities and the Indenture, the termination provisions described below will not apply to the Securities or the Indenture without the consent of the Trustee and the requisite holders of the Securities.

        Subject to that limitation, the guarantee will terminate:

  •
  automatically upon the termination or the discontinuance of effectiveness of the equalization and governance agreement, which was entered into by Carnival Corporation and Carnival plc at the closing of the DLC transaction and is the primary agreement governing the ongoing relationship between Carnival Corporation and Carnival plc as a dual listed company operating as a single economic entity,

  •
  automatically upon the termination or discontinuance of effectiveness of the Carnival plc deed of guarantee, or

  •
  on such future date as Carnival Corporation may determine with the giving of three months' notice following Carnival plc consenting to such termination, although Carnival plc's consent shall not be required if prior to the date of such notice a resolution is passed or an order is made for the liquidation of Carnival plc.

Amendment

        Carnival Corporation and Carnival plc may amend Carnival Corporation's deed of guarantee by entering into a supplemental deed. However, no amendment of the deed of guarantee will be effective with respect to any obligation under the guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the amendment becomes effective. Therefore, if the guarantee becomes effective with respect to the Securities and the Indenture, no such amendment may become effective without the consent of the Trustee and the requisite holders of the Securities.

CONDITIONS TO THE CONSENT SOLICITATION AND THE
ISSUANCE OF THE GUARANTEE

        Carnival plc will not be required to enter into the supplemental indenture, and Carnival Corporation will not be required to issue the guarantee if:

          (a)   the Trustee does not receive valid and unrevoked consents to the proposed amendments from holders as of the record date of a majority of the principal amount of each series of Securities prior to the Expiration Date;

          (b)   there exists a "Default" or an "Event of Default" under the Indenture or the Securities;

          (c)   there shall have been instituted, threatened, enacted, entered, promulgated or enforced or shall be pending any claim, action, order, rule, statute, regulation, stay, decree, injunction or other proceeding before, of or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the consent solicitation or the issuance of the guarantee, that in any case:

      •
      challenges, delays, restricts or makes illegal the issuance of the guarantee or the consent solicitation,

      •
      may prevent, delay or impair the effectiveness of the guarantee, the supplemental indenture or the proposed amendments, or

      •
      would or might prohibit, prevent, restrict or delay completion of the issuance of the guarantee or the consent solicitation;

          (d)   the Trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of Carnival Corporation or Carnival plc, adversely affect the effectiveness of any of the supplemental indenture, the proposed amendments or the guarantee or shall have taken any action that challenges the validity or effectiveness of the procedures used by Carnival plc in soliciting the consents, including the form thereof, or in the effort of Carnival Corporation to make the offer of the guarantee or the issuance of the guarantee; or

          (e)   there shall have occurred and be continuing:

      •
      any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market,

      •
      a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad,

      •
      any limitation, whether or not mandatory, by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Carnival Corporation or Carnival plc, might affect the extension of credit by banks or other lending institutions, or

      •
      a material acceleration or worsening of, a commencement or escalation of, a war or armed hostilities or other national or international calamity directly or indirectly involving the United States.

        In addition to the above conditions, Carnival Corporation will not be required to issue the guarantee if:

          (a)   Carnival plc terminates the consent solicitation for the Securities; or

          (b)   the supplemental indenture has not been validly entered into.

        The above conditions are for Carnival Corporation's and Carnival plc's sole benefit and may be asserted by either regardless of the circumstances giving rise to such condition or may be waived by Carnival Corporation or Carnival plc in whole or in part at any time and from time to time in Carnival Corporation's and/or Carnival plc's sole discretion.

        If any condition to the consent solicitation or the offering of the guarantee is not satisfied or waived by Carnival plc or Carnival Corporation prior to the Expiration Date or the issuance of the guarantee, Carnival plc and Carnival Corporation reserve the right, but are not obligated, subject to applicable law:

  •
  to terminate the consent solicitation or the offering of the guarantee, as applicable,

  •
  to waive all unsatisfied conditions, or

  •
  to amend, modify or waive the terms of the consent solicitation or the offering of the guarantee, as applicable.

        Any such action to terminate, waive or amend the terms of the consent solicitation or the offering of the guarantee will be done in accordance with any applicable federal or state securities laws, including Rule 14e-1 under the Exchange Act. See "Description of the Consent Solicitation—Termination of the Consent Solicitation."

        Any determination by Carnival Corporation or Carnival plc concerning any of the above events shall be final and binding upon all persons.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a general summary of material US federal income tax consequences applicable to a US holder of Securities as a result of the consent solicitation and the adoption of the proposed amendments and is included herein for general information only. This summary is based upon existing US federal income tax law, including the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and US Treasury regulations, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

        This summary assumes that the Securities are held as capital assets as defined in Section 1221 of the Internal Revenue Code, in the hands of US holders at all relevant times. This summary does not discuss all aspects of US federal income taxation that may be applicable to holders of Securities nor does it address any aspects of foreign, state or local taxation. Furthermore, this summary does not discuss all the tax consequences that may be relevant to a US holder in light of such holder's particular circumstances, nor to US holders subject to special rules including certain financial institutions, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations, persons who hold Securities as part of a position in a "straddle" or "appreciated financial position" or as part of a "hedging" or "conversion" transaction or other integrated transaction, persons engaged in a trade or business in the US or persons who have ceased to be US citizens or to be taxed as resident aliens, and US holders whose functional currency is not the US dollar. No advance income tax ruling has been sought or obtained from the IRS with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

        "US holder" means a holder of Securities who or that is for US federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision of it, including the States and the District of Columbia,

  •
  an estate the income of which is subject to US federal income taxation regardless of its source,

  •
  a trust if a court within the US is able to exercise primary jurisdiction over its administration and one or more US persons have authority to control all substantial decisions of the trust, or

  •
  any other person that is subject to US federal income tax on its worldwide income.

        This summary does not discuss any US federal income tax consequences applicable to holders that are not US holders.

        The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder of Securities and no opinion or representation with respect to the US federal income tax consequences to any such holder is made. Holders of Securities are urged to consult their tax advisors with respect to the US federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences to them as a result of the consent solicitation and the adoption of the proposed amendments.

        The US federal income tax consequences to a US holder of Securities of the consent solicitation and the proposed amendments will depend on whether the modification to the Securities effected by such transactions is treated as a "significant modification" within the meaning of the applicable US Treasury regulations promulgated pursuant to Section 1001 of the Internal Revenue Code. If the consent solicitation and the proposed amendments are determined to constitute a significant modification, such transactions will be treated, for US federal income tax purposes, as a constructive exchange of the Securities for new debt instruments having modified terms, pursuant to which a US holder of Securities may become subject to the following:

  •
  recognition of gain or loss, for US federal income tax purposes, in an amount equal to the difference, if any, between the amount realized by such holder in the constructive exchange and the US holder's adjusted tax basis in the Securities deemed to be exchanged;

  •
  having a holding period in the new debt instruments that are deemed to be received pursuant to such constructive exchange that would begin on the day after the constructive exchange; and

  •
  having a tax basis in the new debt instruments that are deemed to be received pursuant to such constructive exchange equal to the amount realized by such holder in the constructive exchange.

        It is also possible that any new debt instruments received by a US holder pursuant to such a constructive exchange may be considered to be issued with original issue discount that exceeds a de minimis amount. If, however, the consent solicitation and the proposed amendments are determined not to constitute a significant modification of the Securities for these purposes, no such constructive exchange will occur.

        The US Treasury regulations provide that the addition, deletion or alteration of customary accounting or financial covenants relating to a debt instrument does not give rise to a significant modification of that debt instrument. Whether any or all of the covenants that are proposed to be amended pursuant to the proposed amendments are customary is a question of fact. Carnival plc believes, and intends to take the position, that the covenants proposed to be amended are customary or otherwise not economically significant and, consequently, that the adoption of the proposed amendments should not result in a constructive exchange of the Securities for US federal income tax purposes. The IRS may take a contrary position.

        In addition, the US Treasury regulations provide that the addition of a guarantee on a recourse debt instrument will give rise to a significant modification of such debt instrument only if the addition of such guarantee results in a substantial enhancement of the obligor's capacity to meet the payment obligations under the debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. Carnival plc believes that their capacity to meet their obligations under the Securities is not primarily speculative at this time and, consequently, that the addition of Carnival Corporation's guarantee should not result in a constructive exchange of the Securities for US federal income tax purposes.

        Consequently, although the issue is not free from doubt, the adoption of the proposed amendments and the addition of the guarantee should not constitute a "significant modification" of the Securities within the meaning of the applicable US Treasury regulations promulgated pursuant to Section 1001 of the Internal Revenue Code. It should be noted that there is no authority directly on point that discusses the tax consequences of the adoption of the proposed amendments, and the IRS or a court could disagree with this determination and seek to impose different tax consequences on US holders as compared with the tax consequences discussed above.

        US holders should consult their own tax advisors regarding the US federal income tax consequences of the consent solicitation and proposed amendments, in particular the consequences if the consent solicitation and proposed amendments were determined to constitute a constructive exchange of the securities for new securities.

MATERIAL UNITED KINGDOM TAX CONSIDERATIONS

        The following is a summary of the current law and practice in the United Kingdom relating to material aspects of the UK taxation of the Securities and the effect of the proposed amendments in relation to the Securities. This summary does not purport to be a complete analysis or listing of all the potential UK tax consequences of the consent solicitation and proposed amendments. It relates only to US holders, as defined below, who are the absolute beneficial owners of the Securities and does not deal with specific situations, such as those of dealers in Securities or where the interest on the Securities is, for UK tax purposes, deemed to be the income of any other person. The statements regarding UK tax set out below are based on current UK tax law and Inland Revenue practice at the date of this prospectus. These statements do not constitute tax advice and holders are recommended to obtain advice on their own particular circumstances.

        "US holder" means a beneficial holder of Securities that:

  •
  is a resident of the United States for the purposes of both the convention between the government of the United Kingdom and Northern Ireland and the government of the United States of America for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and gains that entered into force on April 25, 1980 and the new convention that entered into force on March 31, 2003;

  •
  is not, nor has ever been resident or ordinarily resident in the UK for tax purposes; and

  •
  does not, and has never carried on, a trade, profession, business or vocation through a branch, agency or permanent establishment situated in the UK; and

  •
  does not perform independent personal services in the UK from a fixed base situated therein.

Consequences of Accepting the Proposed Amendments to the Terms of the Securities

        Based on the above assumptions, no charge to UK income tax, capital gains tax or corporation tax should arise to US holders as a consequence of the proposed amendments to the terms of the Securities.

Interest on the Securities

        The proposed amendments to the terms of the Securities should have no effect on the UK withholding tax treatment of any interest payable on the Securities. UK withholding tax, including such withholding or deduction on account of tax by issuers, paying agents and collecting agents, was abolished in relation to interest payments made, or in the case of collecting agents received, in respect of Securities listed on a "recognised stock exchange" as defined in section 841 of the UK Income and Corporation Taxes Act 1988. In the case of the Securities, this condition will be satisfied for so long as the Securities are admitted to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange. If the Securities remain admitted to listing and trading at the time of payment, interest on the Securities will be payable without withholding or deduction on account of UK tax.

        In all other cases, an amount must be withheld from payments of interest on the Securities on account of UK income tax at the lower rate which is currently 20 per cent, subject to any direction to the contrary by the Inland Revenue under an applicable double tax treaty.

        The Inland Revenue has power to obtain information, including the name and address of an individual beneficial owner of the interest, from any person in the UK who either pays interest to or receives interest for the benefit of an individual. This information may, in some circumstances, be communicated by the Inland Revenue to the tax authorities of other jurisdictions.

        Interest on the Securities constitutes UK source income for tax purposes and, as such, may be subject to tax by direct assessment even where paid without withholding.

        However, interest with a UK source received without deduction or withholding on account of UK tax will not be assessable to tax in the hands of a US holder, other than certain trustees, who is not resident for tax purposes in the UK.

UK Stamp Duty and Stamp Duty Reserve Tax

        No UK stamp duty or Stamp Duty Reserve Tax should be payable by holders of Securities in respect of the approval of the proposed amendments to the terms and conditions of the Securities and to the Principal Trust Deed, or the entering into the of the Supplemental Trust Deed in connection therewith.

LEGAL OPINIONS

        Paul, Weiss, Rifkind, Wharton & Garrison LLP has passed upon the validity of the Securities offered by this prospectus for Carnival plc. Dickinson Cruickshank & Co. has passed upon the validity of the guarantee offered by this prospectus for Carnival Corporation. Certain matters with respect to the laws of England and Wales have been passed upon by Freshfields Bruckhaus Deringer. Certain matters with respect to Panamanian law have been passed upon by Tapia Linares y Alfaro.

        James M. Dubin, a partner of Paul, Weiss, Rifkind, Wharton & Garrison LLP, is the sole stockholder of three corporations which act as trustees or protectors of various trusts established for the benefit of members of the Arison family. In this capacity, Mr. Dubin has shared voting or dispositive rights over approximately 23% of the outstanding common stock of Carnival Corporation. This will represents approximately 18% of the total voting power of Carnival Corporation & plc. Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, Carnival Corporation's and Carnival plc's chairman and chief executive officer, and other Arison family members and trusts.

EXPERTS

        The consolidated financial statements of Carnival Corporation incorporated in this prospectus by reference to Carnival Corporation's Annual Report on Form 10-K for the year ended November 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Carnival plc (formerly known as P&O Princess Cruises plc) as of 31 December 2002 and 2001 and for each of the years in the three year period ended 31 December 2002, have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent auditor, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting. The audit report covering the 31 December 2002 financial statements refers to the adoption of FRS 19 Deferred Tax.

WHERE YOU CAN FIND MORE INFORMATION

        Carnival Corporation and Carnival plc have filed with the Commission a joint registration statement on Form S-4 to register the deemed exchange of the Securities and the issuance of the guarantee. This prospectus, which forms part of the Carnival Corporation and Carnival plc registration statement, does not contain all of the information included in that registration statement. For further information about Carnival Corporation, Carnival plc, the Securities and the guarantee offered in this prospectus and the consent solicitation, you should refer to the registration statement and its exhibits. You may read and copy any document previously filed by each of Carnival Corporation and Carnival plc with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. In the future, Carnival Corporation and Carnival plc will be filing combined reports, proxy statements and other information with the SEC. Copies of such information filed with the Commission may be obtained at prescribed rates from the Public Reference Section. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site (www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Carnival Corporation and Carnival plc, that file electronically with the Commission. Material that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the NYSE, 20 Broad Street, New York, New York 10005.

        The periodic reports of Carnival Corporation and Carnival plc under the Exchange Act will contain the combined financial statements of Carnival Corporation & plc. P&O Princess Cruises International Limited, a subsidiary of Carnival plc and a guarantor of the Securities, if required to do so in the future by the Exchange Act, will provide, as a foreign private issuer, its separate consolidated financial statements in periodic reports filed under the Exchange Act.

        You should only rely on the information contained in this prospectus and incorporated by reference in it.

Incorporation by Reference

        Carnival Corporation (file number 1-9610) and Carnival plc (file number 1-15136) are incorporating by reference into this prospectus the following documents filed with the Commission:

  •
  Carnival Corporation's Annual Report on Form 10-K, as amended by Form 10-K/As filed on March 12, 2003, March 27, 2003 and May 7, 2003, for the fiscal year ended November 30, 2002;

  •
  Carnival Corporation's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003;

  •
  Carnival Corporation's Current Reports on Form 8-K filed on December 2, 2002, December 19, 2002, January 8, 2003 and March 21, 2003;

  •
  Carnival plc's Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (filed under its then name, P&O Princess Cruises plc);

  •
  Carnival Corporation's and Carnival plc's joint Current Reports on Form 8-K filed on April 17, 2003 (as amended on April 29, 2003), April 23, 2003, April 30, 2003, May 7, 2003, May 19, 2003, May 23, 2003 and May 29, 2003;

  •
  The pro forma financial information meeting the requirements of Article 11 of Regulation S-X contained in the section entitled "Unaudited Pro Forma Financial Information of the Combined Group," in the joint Registration Statement of Carnival Corporation and P&O Princess Cruises plc on Form S-4/F-4, (Registration No. 333-102443); and

  •
  All other documents filed by Carnival Corporation or Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

        You should rely only on the information contained in this document or that information to which Carnival Corporation & plc has referred you. Carnival Corporation & plc have not authorized anyone to provide you with any additional information.

        Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        The documents incorporated by reference into this prospectus are available from Carnival Corporation & plc upon request. Carnival Corporation & plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Carnival Corporation
Carnival plc
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
Attention: Corporate Secretary
Telephone: (305) 599-2600, Ext. 18018.

        Except as provided above, no other information, including information on the web sites of either company, is incorporated by reference into this prospectus.

Annex A

Proposed Amendments

        The following table sets forth the Indenture provisions proposed to be amended by execution of the supplemental indenture. Provisions that are proposed to be deleted are stricken through, and provisions that are proposed to be added are underlined.

Section	Indenture Provision	As Proposed to be Amended
Section 1.01	Definitions	"Carnival Corporation" means Carnival Corporation, a Panamanian corporation and any successor thereto.
Section 1.01	Definitions	"Carnival 8-Ks" means the current reports on Form 8-K of Carnival Corporation (or any successor or equivalent form thereto).
Section 1.01	Definitions	"Carnival 10-Ks" means the annual reports on Form 10-K of Carnival Corporation (or any successor or equivalent form thereto).
Section 1.01	Definitions	"Carnival 10-Qs" means the quarterly reports on Form 10-Q of Carnival Corporation (or any successor or equivalent form thereto).
Section 1.01	Definitions
"Carnival Corporation Guarantee" means the Deed of Guarantee, dated as of April 17, 2003, between Carnival Corporation and the Company and an Agreement relating to the Deed of Guarantee, dated as of , 2003, between such parties, pursuant to which Carnival Corporation has guaranteed the payment obligations of the Company under the Securities.
Section 1.01	Definitions	"Carnival Corporation & plc" means, taken as a whole, (i) Carnival Corporation and each of its Subsidiaries and (ii) the Group.
Section 1.01	Definitions	"Carnival Corporation & plc Company" means any of Carnival Corporation, the Company and any of their respective Subsidiaries.
Section 1.01	Definitions
"Consolidated Net Tangible Assets" means the aggregate amount of total assets of ~~the Company and its Subsidiaries~~Carnival Corporation & plc after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents and other like intangible assets, as shown in the ~~Company's~~ latest ~~audited consolidated accounts from time to time~~Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2003, such amount shall be calculated based upon the pro forma combined balance sheet of Carnival Corporation and the Company as of November 30, 2002, as filed with the Commission.
Section 1.01	Definitions	"Consolidated Operating Revenue" means ~~the Company~~Carnival Corporation & plc's ~~and Subsidiaries'~~ total ~~turnover~~revenue for the most recent fiscal year as shown in the audited consolidated accounts contained in the latest ~~annual report to~~Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2004, such amount shall be calculated based upon the pro forma combined statement of operations of Carnival Corporation and the Company~~'s shareholders~~ for the year ended November 30, 2002 or the year ended November 30, 2003, as available and filed with the Commission or otherwise provided to the Trustee by the Company.
Section 1.01	Definitions
"Consolidated Relevant Total Assets" means ~~the Company~~Carnival Corporation & plc's ~~and Subsidiaries'~~ total assets less all intangible assets (including, without limitation, goodwill) as of the end of the most recent fiscal year as shown in the ~~Company's latest~~ audited consolidated balance sheet ~~from time to time~~contained in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2003, such amount shall be calculated based upon the pro forma combined balance sheet of Carnival Corporation and the Company as of November 30, 2002 as filed with the Commission.
Section 1.01	Definitions
"DLC Agreements" means the agreements, deeds, instruments and constituent documents of Carnival Corporation and the Company, as amended from time to time, establishing the dual-listed company structure between the Company and Carnival Corporation, entered into as contemplated by the Offer and Implementation Agreement between the Company and Carnival Corporation, dated as of January 8, 2003.
Section 1.01	Definitions	"First Supplemental Indenture" means the First Supplemental Indenture among the Company, the Guarantor and the Trustee, dated as of , 2003.
Section 1.01	Definitions
"Officer" means, with respect to any Person, the chairman of the board, the vice-chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person, or any officer designated by the board of directors of such Person as an officer of such Person.
Section 1.01	Definitions
"Operating Revenue" means, in relation to a Subsidiary, its total ~~turnover~~ revenue for the most recent fiscal year as shown in such entity's latest audited or unaudited, as the case may be, unconsolidated accounts.
Section 1.01	Definitions
"Preferred Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's preferred stock or preference shares, whether or not outstanding at the Issue Date, and include, without limitation, all series and classes of such preferred stock or preference shares.
Section 1.01	Definitions
"Principal Property" means (i) any ship or real estate property, owned or leased by ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~ which has a net book value exceeding the greater of $25,000,000 or 0.5% of the Consolidated Net Tangible Assets, and (ii) any shares of Capital Stock of any ~~Subsidiary~~Carnival Corporation & plc Company owning any of these ships or real estate properties.
Section 1.01	Definitions
"Principal Subsidiary" means a Subsidiary of the Company or Carnival Corporation whose Relevant Total Assets are 10% or more of Consolidated Relevant Total Assets or whose Operating Revenue is 10% ~~of~~or more of Consolidated Operating Revenue.
Section 1.01	Definitions
"Relevant Total Assets" means, in relation to a Subsidiary of the Company or Carnival Corporation, its total assets, less the aggregate of all receivables due from ~~the Company or~~ other ~~Subsidiaries~~ Carnival Corporation & plc Companies and all intangible assets (including, without limitation, goodwill), as shown as of the end of the most recent fiscal year in its latest annual audited or unaudited, as the case may be, unconsolidated balance sheet from time to time.
Section 1.01	Definitions
"Restricted Subsidiary" means any Subsidiary of Carnival Corporation or the Company (including any newly acquired or newly formed Subsidiary of Carnival Corporation or the Company) which owns a Principal Property.
Section 1.01	Definitions	"UK GAAP" means~~, at any date of determination,~~ generally accepted accounting principles in effect in the United Kingdom on ~~such~~the date of the First Supplemental Indenture.
Section 1.01	Definitions	"US GAAP" means~~, at any date of determination,~~ generally accepted accounting principles in effect in the United States on ~~such~~the date of the First Supplemental Indenture.
Section 1.04	Rules of Construction	(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with ~~UK~~US GAAP;
Section 4.04	Reports
Whether or not required by the rules and regulations of the Commission, so long as any Securities are outstanding, the Company will furnish to the Trustee and to all the Holders of Securities, and, so long as the Securities are listed on the London Stock Exchange, make available at the offices of the Paying Agent in London, (a) substantially all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 20-F and 10-Q if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations", other than U.S. GAAP information, which will only be provided on an annual basis with the information required to be contained in Form 20-F and, with respect to the annual information only, a report thereon by the Company's certified independent auditors; provided that the Company shall not be required pursuant to this clause (a) to provide disclosure which is qualitatively more explicit or precise than that which is provided in the offering memorandum pursuant to which the Original Securities were offered to Holders, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. Notwithstanding the foregoing, (1) the requirement that the Company furnish to the Trustee and to all the Holders of such Securities or make available at the offices of the Paying Agent in London (as the case may be) the information described in clause (a) of the preceding sentence shall be deemed to have been satisfied if the Company furnishes to the Trustee or makes available at the offices of the Paying Agent in London (as the case may be) a Carnival 10-K or Carnival 10-Q for the applicable fiscal year or fiscal quarter, in each case, within 15 days after the expiration of the time periods specified in the Commission's rules and regulations, and (2) the requirement that the Company furnish to the Trustee and to all the Holders of such Securities or make available at the offices of the Paying Agent in London (as the case may be) the information described in clause (b) of the preceding sentence shall be deemed to have been satisfied if the Company furnishes to the Trustee or makes available at the offices of the Paying Agent in London (as the case may be) any Carnival 8-K that Carnival Corporation is or would be required to file under the Exchange Act (assuming that it is required to file such forms under the Exchange Act), in each case, within 15 days after the expiration of the time periods specified in the Commission's rules and regulations.

Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

Notwithstanding the foregoing, no interim reports to be provided to the Trustee for periods ending prior to June 30, 2001 will contain comparative information with any interim periods in the prior year. ~~In addition, whether or not required by the rules and regulations of the Commission and following the consummation of the Exchange Offer or at any point that a Shelf Registration Statement is effective, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and~~

~~prospective investors upon request.~~ In addition, the Company agrees, for so long as any Securities remain outstanding, to furnish to the Holders, the Trustee and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the Securities for the Exchange Securities or until such time as the holders thereof have disposed of such Securities pursuant to an effective registration statement filed by the Company. The Company will in each case comply with TIA § 314.
Section 4.07	Liens
~~Neither the~~The Company shall not, ~~nor~~and shall not permit Carnival Corporation or any Subsidiary of which the Company and/or Carnival Corporation owns, directly or indirectly, at least 80% of ~~the~~such Subsidiary's voting shares, ~~will~~to, create, incur, guarantee or assume any securities, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge, security interest, lien or other similar encumbrance ("Mortgage" or "Mortgages"), on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary, without effectively providing concurrently with the creation, incurrence, guarantee or assumption of such Debt that the Securities (together with, if the ~~Company~~relevant obligor so determines, any other Debt of ~~the~~any Carnival Corporation & plc Company ~~or any Subsidiaries~~, then existing or thereafter created ranking equally with the Securities) will be secured equally and ratably with (or prior to) that Debt, so long as that Debt will be so secured, except that this restriction will not apply to: (i) Mortgages on property, shares of stock or indebtedness of any ~~corporation, other limited liability entity or partnership,~~Person existing at the time such ~~corporation~~Person becomes a Subsidiary of the Company or Carnival Corporation, provided that any such Mortgage was not created in contemplation of such ~~Subsidiary~~Person becoming a Subsidiary of the Company or Carnival Corporation; (ii) Mortgages on property or shares of stock existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or all or part of the cost of the improvement, construction, alteration or repair of any property, ship, building, equipment or facilities or of any other improvements on all or any part of such property or to secure any Debt incurred prior to, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of such shares and, in the case of property, the later of the acquisition, the completion of construction (including any improvements, alterations or repairs on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or all or part of the cost of improvement, construction, alteration or repair thereon; (iii) Mortgages of the Company or any Subsidiary of the Company existing on October 23, 2000; (iv) Mortgages of Carnival Corporation or any Subsidiary of Carnival Corporation existing at the date of the ~~indenture; (iv)~~ First Supplemental Indenture; (v) Mortgages on property owned or held by any ~~corporation~~Person or on shares of stock, other equity interests or indebtedness of any ~~corporation~~Person, in either case existing at the time such ~~corporation~~Person is merged into or consolidated or amalgamated with ~~either the~~a Carnival Corporation & plc Company ~~or a Subsidiary~~ or at the time of a sale, lease or other disposition of property of a ~~corporation~~Person or a sale or other disposition of stock of a ~~corporation~~Person as an entirety or substantially as an entirety to ~~the~~a Carnival Corporation & plc Company ~~or a Subsidiary~~, provided that any such Mortgage was not created in contemplation of such ~~Subsidiary~~Person becoming a Subsidiary of the Company or Carnival Corporation; (~~v~~vi) Mortgages arising by operation of law (other than by reason of default); (~~vi~~vii) Mortgages arising through litigation, legal proceeding or judgment and not giving rise to an Event of Default; (~~vii~~viii) Mortgages to secure Debt incurred in the ordinary course of business, including, but not limited to, (1) any mechanic's, materialmen's, carrier's, workmen's, vendor's or other like Mortgages, (2) any Mortgages securing amounts in connection with workers' compensation, unemployment insurance and other types of social security, (3) any easements, rights-of-way, restrictions and other similar charges, (4) any Mortgages arising out of consignment or similar arrangements for the sale of goods entered into by ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~, and (5) any Mortgages to secure Debt maturing not more than 12 months from the date incurred; (~~viii~~ix) Mortgages to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the Mortgage relates to a Principal Property to which such project has been undertaken and recourse of the creditors in respect of such Mortgage is substantially limited to such project and Principal Property; (~~ix~~x) Mortgages created to secure Debt of ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~ under any options, futures, swaps, short sale contracts or similar or related instruments which relate to the purchase or sale of securities, commodities or currencies; (~~x~~xi) Mortgages in favor of customs and revenues authorities to secure payment of customs duties in connection with the importation of goods; (~~xi~~xii) leases or subleases granted to others not interfering in any material respect with the business of ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~; (~~xii~~xiii) Mortgages encumbering property or assets under construction arising from progress or partial payments by a customer of ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~ relating to such property or assets; (~~xiii~~xiv) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of ~~the~~a Carnival Corporation & plc Company ~~and/or any Subsidiary~~; (~~xiv~~xv) Mortgages encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~; (~~xv~~xvi) Mortgages on any property of the Company, Carnival Corporation or ~~any~~a Restricted Subsidiary in favor of the federal government of the United States or the government of any state thereof or the government of the United Kingdom, or the European Union, or any instrumentality of any of them, securing the obligations of ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~ pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes; (~~xvi~~xvii) Mortgages securing taxes or assessments or other applicable charges or levies; (~~xvii~~xviii) Mortgages securing industrial revenue, development or similar bonds issued by or for the benefit of ~~the~~a Carnival Corporation & plc Company ~~or any Subsidiary~~, provided that such industrial revenue, development or similar bonds are nonrecourse to ~~the~~such Carnival Corporation & plc Company ~~or such Subsidiary~~; and (~~xviii~~xix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses, or of any Debt secured thereby; provided that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal, or replacement, and that such extension, renewal or replacement Mortgage will be limited to all or any part of the same property or shares of stock that secured the Mortgage extended, renewed or replaced (plus improvements on such property), or property received or shares of stock issued in substitution or exchange therefor.

Notwithstanding the foregoing, the Company, Carnival Corporation or any Subsidiary of which the Company or Carnival Corporation owns, directly or indirectly, at least 80% of such Subsidiary's voting shares may create, incur, guarantee or assume Debt secured by a Mortgage or Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such Debt of ~~the Company~~Carnival Corporation & plc secured by a Mortgage or ~~of such Subsidiary~~Mortgages and ~~the Company~~Carnival Corporation & plc's Attributable Debt in respect of Sale and Leaseback Transactions (other than Attributable Debt in respect of Sale and Leaseback Transactions permitted because the relevant Carnival Corporation & plc Company ~~or such Subsidiary~~ would be entitled to create, incur, guarantee or assume such Debt secured by a Mortgage on the property to be leased without equally and ratably securing the Securities pursuant to the preceding paragraph and other than a Sale and Leaseback Transaction the proceeds of which have been applied within twelve months after its consummation to the Net Proceeds to the retirement or repayment of Funded Debt (as described in Section 4.08)), does not at the time such Debt is incurred exceed 20% of Consolidated Net Tangible Assets.
Section 4.08	Sale and Leaseback Transactions
The Company ~~will~~shall not, ~~nor will~~and shall not permit Carnival Corporation or any Subsidiary of which the Company and/or Carnival Corporation owns, directly or indirectly, at least 80% of such Subsidiary's voting shares to, enter into any arrangement with a third party (not including any ~~Subsidiary~~Carnival Corporation & plc Company) providing for the leasing by ~~the~~such Carnival Corporation & plc Company ~~or such Subsidiary~~ for a period, including renewals, in excess of three years, of any Principal Property which has been owned by ~~the~~such Carnival Corporation & plc Company ~~or such Subsidiary~~ for more than 270 days and which has been or is to be sold or transferred by ~~the~~such Carnival Corporation & plc Company ~~or such Subsidiary~~ to the third party (a "Sale and Leaseback Transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all of these Sale and Leaseback Transactions plus all the debt of ~~the~~ Carnival Corporation & plc ~~Company or such Subsidiary~~ incurred, issued, assumed or guaranteed and secured by a ~~mortgage~~Mortgage or ~~mortgages~~Mortgages (with the exception of debt secured by a ~~mortgage~~Mortgage or ~~mortgages~~Mortgages on property that ~~the~~ any Carnival Corporation & plc Company ~~or such Subsidiary~~ would be entitled to create, incur, issue, guarantee or assume without equally and ratably securing the ~~securities~~Securities pursuant to the provisions of the Securities pursuant to Section 4.07) does not exceed 20% of Consolidated Net Tangible Assets. This restriction will not apply to any Sale and Leaseback Transaction if (i) ~~the~~such Carnival Corporation & plc Company ~~or such Subsidiary~~ would be entitled to create, incur, issue, guarantee or assume ~~debt~~Debt secured by a ~~mortgage~~Mortgage or ~~mortgages~~Mortgages on the Principal Property to be leased without equally and ratably securing the Securities pursuant to the provisions of the Securities pursuant to Section 4.07, (ii) within a period commencing twelve months prior to the consummation of the Sale and Leaseback Transaction and ending twelve months after the consummation of such Sale and Leaseback Transaction, ~~the~~such Carnival Corporation & plc Company ~~or such Subsidiary~~ has expended or will expend for any ~~principal~~Principal ~~property~~Property (including capital improvements thereon) an amount equal to (x) the ~~greater of (1) the net proceeds received by the Company or such subsidiary from such Sale and Leaseback Transaction and (2) the fair market value of the Principal Property so sold at the time of entering into such transaction, as determined by the board of~~

~~directors (the greater of the sums specified in clauses (1) and (2) being "~~Net Proceeds~~")~~ or (y) ~~a~~the part of the Net Proceeds ~~and the~~which such Carnival Corporation & plc Company ~~or such Subsidiary elects~~has elected not to apply ~~the balance of these Net Proceeds~~ in the manner described in the following clause (iii); or (iii) ~~the~~ such Carnival Corporation & plc Company ~~or such Subsidiary~~, within twelve months after the consummation of any Sale and Leaseback Transaction, applies an amount equal to the Net Proceeds (less any amount ~~elected~~expended for Principal Property under the preceding clause (ii)(y)) to the retirement or repayment of Funded Debt of ~~the~~a Carnival Corporation & plc Company ~~or such Subsidiary~~ ranking equally in right of payment with the Securities or Funded Debt of a Subsidiary of Carnival Corporation or the Company. No retirement referred to in ~~this~~the preceding clause (iii) may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision (unless such repayment is required due to the receipt of the Net Proceeds).
Section 4.10	Amounts payable by Carnival Corporation
The Company shall cause all payments made by Carnival Corporation pursuant to the Carnival Corporation Guarantee in respect of the Securities to be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of the Republic of Panama (or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to Carnival Corporation, to the extent that such taxes become applicable as a result of the successor corporation becoming the obligor on the Securities) or any political subdivision or taxing authority thereof or therein ("Panamanian Taxes") or, if deduction or withholding of any Panamanian Taxes shall at any time be required by the Republic of Panama (or the jurisdiction of incorporation (other than the United States) of a successor corporation to Carnival Corporation) or any such subdivision or authority, the Company shall cause Carnival Corporation to pay such additional amounts ("Carnival Additional Amounts") as may be necessary in order that the net amounts paid to each holder pursuant to the terms of this Agreement after such deduction or withholding shall equal the amounts then due and payable under the terms of this Agreement;provided, however, that the foregoing shall not apply to (i) any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of such Security being or having been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival

Corporation) or such political subdivision or otherwise having or having had some connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision other than the holding or ownership of a Security, or the collection of principal of and interest, if any, on, or the enforcement of, a Security, (ii) any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, such Security was presented for payment on a date more than thirty days after the date such payment became due and payable or was provided for, whichever is later, except to the extent that the holder would have been entitled to Carnival Additional Amounts if it had presented its Security for payment on any day within the 30 day period, (iii) any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply by the holder with a request of Carnival Corporation addressed to the holder to provide information concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or any political subdivision or taxing authority thereof of the holder or beneficial owner of such Security or to make any declaration or other similar claim to satisfy any information or reporting requirement, which in either case, is required by statute or by rules or regulations of the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision or taxing authority as a precondition to relief or exemption from withholding or deduction of any Panamanian Taxes, (iv) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; (v) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of (or in respect of) principal of, or any interest on, the Securities; (vi) any tax, duty, assessment or other governmental charge which is payable in respect of any payments on a certificated Security issued at the request of the Holder on or after the occurrence of an Event of Default; or (vii) any combination of the above items; nor will Carnival Additional Amounts be paid with respect to any payment of principal of, or any interest on, any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent the payment would be required by the laws of the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or any political subdivision or taxing authority thereof or therein to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or to a beneficial owner who would not have been entitled to such Carnival Additional Amounts had it been the Holder of the Security. The provisions described in (i) through (vii) above are referred to herein as "Excluded Taxes." The Company shall cause Carnival Corporation to indemnify and hold harmless each holder of a Security and upon written request reimburse each holder for the amount of (i) any Panamanian Taxes levied or imposed and paid by such holder of a Security (other than Excluded Taxes) as a result of payments made with respect to such Security, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Panamanian Taxes with respect to payment of Carnival Additional Amounts or any reimbursement pursuant to this sentence. The Company shall cause Carnival Corporation to (1) make such withholding or deduction and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company shall, and shall cause Carnival Corporation to, use commercially reasonable efforts to facilitate administrative actions necessary to assist Holders to obtain any refund of or credit against Panamanian Taxes for which Carnival Additional Amounts are not paid as a result of the conditions in the preceding paragraph.
Section 5.01	Consolidation, Merger and Sale of Assets
Neither the Company or the Guarantor will consolidate or merge with or into (whether or not the Company or the Guarantor, as the case may be, is the surviving corporation), or sell, convey or transfer or otherwise dispose of all or substantially all of its assets in one or more related transactions to another Person, and will not permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the assets of the Company or the Guarantor, as the case may be, and its respective Subsidiaries to another Person, unless the purchasing or transferee corporation or the successor, continuing or resulting corporation in the case of a merger or consolidation (if the Company or the Guarantor, as the case may be, is not the surviving corporation), as the case may be: (a) is an entity in an EU member state, an Organization for Economic Co-operation and Development member nation, or a European Free Trade Association member nation, in each case other than Greece, Lichtenstein, Mexico or Turkey; (b) expressly assumes, by an amendment to this Indenture and the Securities or the Guarantee, as the case may be, pursuant to this Indenture, the obligations of the Company or the Guarantor, as the case may be, under the Indenture and the Securities or the Guarantee, as the case may be, and the due and punctual performance and observance of all the covenants and conditions to be performed or observed by the Company or the Guarantor, as the case may be, pursuant to this Indenture and the Securities or the Guarantee, as the case may be; (c) if the corporation is organized under the laws of a jurisdiction other than the United Kingdom, agrees to assume the Company's or the Guarantor's obligations under the Securities to pay Additional Amounts, substituting the name of the foreign jurisdiction for the United Kingdom in each place that it appears therein. It will be a condition to any consolidation, merger, sale of assets or assumption under this section that immediately after giving effect to such consolidation, merger, sale of assets or assumption no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) will have occurred and be continuing. Notwithstanding the foregoing, if the Carnival Corporation Guarantee is in effect immediately prior to a consolidation, merger, sale, conveyance, transfer or other disposition of assets and such transaction is not prohibited by the DLC Agreements, in the case of (i) any merger or consolidation by (x) the Company, the Guarantor or any Restricted Subsidiaries with (y) Carnival Corporation or any of its Subsidiaries, (ii) any sale, conveyance, transfer or other disposition of assets by (x) the Company, the Guarantor or any Restricted Subsidiaries to (y) Carnival Corporation or any of its Subsidiaries, clause (a) of the first sentence of this Section 5.01 shall be deemed to have been satisfied.
The Company will not lease all or substantially all of its assets to any Person.
Section 6.01	Events of Default
(d) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, Carnival Corporation or any Principal Subsidiary having an aggregate principal amount outstanding of the greater of £25,000,000 or 0.5% of Consolidated Net Tangible Assets (or their respective equivalents in any other currency) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, Carnival Corporation or any Principal Subsidiary, whether such indebtedness now exists or will hereafter be created which default will have resulted in such indebtedness of the greater of £25,000,000 or 0.5% (or their respective equivalents in any other currency) of Consolidated Net Tangible Assets becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice is provided to the Company;
Section 6.01	Events of Default	(e) the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(i) commences a voluntary case,

		(ii)	consents to the entry of an order for relief against it in an involuntary case,
		(iii)	consents to the appointment of a Custodian of it or for all or substantially all of its property,
		(iv)	makes a general assignment for the benefit of its creditors, or
		(v)	generally is not paying its debts as they become due; and
Section 6.01	Events of Default	(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
		(i)	is for relief against the Company, Carnival Corporation, or the Guarantor in an involuntary case;
(ii)
appoints a Custodian of the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary or for all or substantially all of the property of the Company, Carnival Corporation, or any Principal Subsidiary; or
		(iii)	orders the liquidation of the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary;
the order or decree remains unstayed and in effect for 90 consecutive days; ~~and~~

provided however that there will not be an Event of Default under Section 6.01(d) if the bond, debenture, note or other evidence of indebtedness in question is the subject of non-recourse financing arrangement under which the lender's right of recourse is limited to a specific asset and there is no further recourse by the relevant creditor against the general assets of the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary; and provided further that it will not be an Event of Default under Clause (e) and (f) if the event in question relates solely to property of the Company, Carnival Corporation, the Guarantor or a Subsidiary that is the subject of a non-recourse financing arrangement described in the previous proviso, and if such event does not, directly or indirectly, give further recourse by the relevant creditor to the general assets (or any other property) of the Company, Carnival Corporation, the Guarantor or ~~any~~a Principal Subsidiary.

        Carnival Corporation and Carnival plc urge holders of the Securities to consult with their broker, financial advisor, legal counsel or other advisors regarding the tax, legal and other implications of this consent solicitation.

        Requests for assistance or additional copies of this Prospectus and the accompanying Letter of Consent may be directed to the Information Agent.

The Information Agent for the consent solicitation is:

D.F. King & Co., Inc.
By Hand, Mail or Overnight Delivery:
48 Wall Street, 22nd Floor
New York, New York 10005

By facsimile transmission: (212) 809-8839

Banks and brokers, call collect: (212) 269-5550
 All others, call toll-free: (800) 487-4870

Confirmation number: (212) 269-5550 ext. 6831

Contact:
Fran Bekesh

        Any questions regarding the terms of the consent solicitation may be directed to the Solicitation Agents.

The Solicitation Agents for the consent solicitation are:

Merrill Lynch & Co. 4 World Financial Center, 7th Floor New York, New York 10080 Attn: Liability Management Group (888) 654-8637 (toll free) (212) 449-4914 (collect)	UBS Warburg LLC 677 Washington Blvd. Stamford, Connecticut 06901 Attn: Raffaele Cimmino (203) 719-8035 (collect)

        No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Carnival plc or Carnival Corporation since the date of this prospectus. Carnival plc and Carnival Corporation will update the information contained in this prospectus to the extent required by law during such time as this prospectus is required to be in use.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Carnival Corporation's third amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, Carnival Corporation shall indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's directors or officers, and may indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's employees or agents or is or was serving at Carnival Corporation's or Carnival plc's request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Carnival Corporation's or Carnival plc's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carnival Corporation has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival Corporation's third amended and restated articles of incorporation in the event that such director or such director's heirs, executors or administrators are made a party to threatened, pending or completed actions, suits or proceedings as described above.

        Article 288 of Carnival plc's articles of association provides:

          "Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of Carnival plc or of Carnival Corporation shall be indemnified out of the assets of Carnival plc against any liability incurred by him to the fullest extent permitted under the law."

        Under the UK Companies Act 1985, a UK company is not permitted to indemnify a director or officer of the company (or any person employed by the company as an auditor) against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. UK companies, however, may:

  •
  purchase and maintain liability insurance for officers and directors; and

  •
  indemnify officers and directors against any liability incurred by him either in defending any proceedings in which judgment is given in his favor or he is acquitted, or in connection with the court granting him relief from liability in the case of honest and reasonable conduct.

        Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc's articles of association as described above.

Item 21.    Exhibits

4.1	Indenture, dated as of October 23, 2000, among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to P&O Princess Cruises plc's Registration Statement on Form F-4, Registration No. 333-12986).
4.2*	Form of supplemental indenture among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York as trustee.
4.3	Carnival Corporation Deed of Guarantee between Carnival Corporation and Carnival plc, dated as of April 17, 2003.
4.4	Form of Agreement Relating to the Carnival Corporation Deed of Guarantee between Carnival Corporation and Carnival plc.
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5.2	Opinion of Dickinson Cruickshank & Co.
5.3	Opinion of Freshfields Bruckhaus Deringer.
5.4	Opinion of Tapia Linares y Alfaro.
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8.2	Opinion of KPMG LLP.
10.1	Dealer Manager Agreement, dated as of May 30, 2003, among Carnival Corporation, Carnival plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC.
12.1	Ratio of Earnings to Fixed Charges of Carnival Corporation (incorporated by reference to Exhibit 12 to Carnival Corporation's Quarterly Report on Form 10-Q filed on April 14, 2003).
12.2	Ratio of Earnings to Fixed Charges of Carnival plc.
12.3	Pro Forma Ratio of Earnings to Fixed Charges of Carnival Corporation & plc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants.
23.2	Consent of KPMG Audit Plc, Independent Auditor.
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 and Exhibit 8.1).
23.4	Consent of Dickinson Cruickshank & Co. (included in Exhibit 5.2).
23.5	Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.3).
23.6	Consent of Tapia Linares y Alfaro (included in Exhibit 5.4).
23.7	Consent of KPMG LLP (included in Exhibit 8.2).
24.1	Powers of Attorney of certain officers and directors of Carnival Corporation (included on the signature pages hereof).
24.2	Powers of Attorney of certain officers and directors of Carnival plc (included on the signature pages hereof).
99.1	Form of Letter of Consent.
99.2	Form of Letter to Holders.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers.

*
To be filed by amendment.

Item 17.    Undertakings

        (1)   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (3)   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement though the date of responding to the request.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF CARNIVAL CORPORATION

        Pursuant to the requirements of the Securities Act of 1933, Carnival Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 29, 2003.

CARNIVAL CORPORATION
By:	/S/ MICKY ARISON Name: Micky Arison Title: Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        Each of the undersigned directors and officers of Carnival Corporation hereby severally constitutes and appoints Howard S. Frank, Gerald R. Cahill or Arnaldo Perez, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the dates indicated by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ MICKY ARISON Micky Arison	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 29, 2003
/s/ HOWARD S. FRANK Howard S. Frank	Vice-Chairman of the Board of Directors and Chief Operating Officer	May 29, 2003
/s/ GERALD R. CAHILL Gerald R. Cahill	Senior Vice President—Finance and Chief Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 28, 2003
/s/ RICHARD G. CAPEN, JR. Richard G. Capen, Jr.	Director	May 25, 2003

/s/ ROBERT H. DICKINSON Robert H. Dickinson	Director	May 27, 2003
/s/ ARNOLD W. DONALD Arnold W. Donald	Director	May 29, 2003
/s/ PIER LUIGI FOSCHI Pier Luigi Foschi	Director	May 28, 2003
/s/ BARONESS HOGG Baroness Hogg	Director	May 28, 2003
/s/ A. KIRK LANTERMAN A. Kirk Lanterman	Director	May 27, 2003
/s/ MODESTO A. MAIDIQUE Modesto A. Maidique	Director	May 27, 2003
/s/ SIR JOHN PARKER Sir John Parker	Director	May 28, 2003
/s/ PETER G. RATCLIFFE Peter G. Ratcliffe	Director	May 29, 2003
/s/ STUART SUBOTNICK Stuart Subotnick	Director	May 27, 2003
/s/ UZI ZUCKER Uzi Zucker	Director	May 29, 2003

SIGNATURES OF CARNIVAL PLC

        Pursuant to the requirements of the Securities Act of 1933, Carnival plc has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 29, 2003.

CARNIVAL PLC
By:	/S/ MICKY ARISON Name: Micky Arison Title: Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        Each of the undersigned directors and officers of Carnival plc hereby severally constitutes and appoints Howard S. Frank or Gerald R. Cahill, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ MICKY ARISON Micky Arison	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 29, 2003
/s/ HOWARD S. FRANK Howard S. Frank	Vice-Chairman of the Board of Directors and Chief Operating Officer	May 29, 2003
/s/ GERALD R. CAHILL Gerald R. Cahill	Senior Vice President—Finance and Chief Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 28, 2003
/s/ RICHARD G. CAPEN, JR. Richard G. Capen, Jr.	Director	May 25, 2003

/s/ ROBERT H. DICKINSON Robert H. Dickinson	Director	May 27, 2003
/s/ ARNOLD W. DONALD Arnold W. Donald	Director	May 29, 2003
/s/ PIER LUIGI FOSCHI Pier Luigi Foschi	Director	May 28, 2003
/s/ BARONESS HOGG Baroness Hogg	Director	May 28, 2003
/s/ A. KIRK LANTERMAN A. Kirk Lanterman	Director	May 27, 2003
/s/ MODESTO A. MAIDIQUE Modesto A. Maidique	Director	May 27, 2003
/s/ SIR JOHN PARKER Sir John Parker	Director	May 28, 2003
/s/ PETER G. RATCLIFFE Peter G. Ratcliffe	Director	May 29, 2003
/s/ STUART SUBOTNICK Stuart Subotnick	Director	May 27, 2003
/s/ UZI ZUCKER Uzi Zucker	Director	May 29, 2003

EXHIBIT INDEX

4.1	Indenture, dated as of October 23, 2000, among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to P&O Princess Cruises plc's Registration Statement on Form F-4, Registration No. 333-12986).
4.2*	Form of supplemental indenture among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York as trustee.
4.3	Carnival Corporation Deed of Guarantee between Carnival Corporation and Carnival plc, dated as of April 17, 2003.
4.4	Form of Agreement Relating to the Carnival Corporation Deed of Guarantee between Carnival Corporation and Carnival plc.
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5.2	Opinion of Dickinson Cruickshank & Co.
5.3	Opinion of Freshfields Bruckhaus Deringer.
5.4	Opinion of Tapia Linares y Alfaro.
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8.2	Opinion of KPMG LLP.
10.1	Dealer Manager Agreement, dated as of May 30, 2003, among Carnival Corporation, Carnival plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC.
12.1	Ratio of Earnings to Fixed Charges of Carnival Corporation (incorporated by reference to Exhibit 12 to Carnival Corporation's Quarterly Report on Form 10-Q filed on April 14, 2003).
12.2	Ratio of Earnings to Fixed Charges of Carnival plc.
12.3	Pro Forma Ratio of Earnings to Fixed Charges of Carnival Corporation & plc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants.
23.2	Consent of KPMG Audit Plc, Independent Auditor.
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 and Exhibit 8.1).
23.4	Consent of Dickinson Cruickshank & Co. (included in Exhibit 5.2).
23.5	Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.3).
23.6	Consent of Tapia Linares y Alfaro (included in Exhibit 5.4).
23.7	Consent of KPMG LLP (included in Exhibit 8.2).
24.1	Powers of Attorney of certain officers and directors of Carnival Corporation (included on the signature pages hereof).
24.2	Powers of Attorney of certain officers and directors of Carnival plc (included on the signature pages hereof).
99.1	Form of Letter of Consent.
99.2	Form of Letter to Holders.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers.

*
To be filed by amendment.

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EXPLANATORY NOTE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DLC TRANSACTION
COMPARISON OF SECURITIES AND AMENDED SECURITIES
DESCRIPTION OF THE CONSENT SOLICITATION
DESCRIPTION OF THE AMENDED SECURITIES
DESCRIPTION OF THE GUARANTEE
CONDITIONS TO THE CONSENT SOLICITATION AND THE ISSUANCE OF THE GUARANTEE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL UNITED KINGDOM TAX CONSIDERATIONS
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Incorporation by Reference
  Annex A